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UPC Holding B.V.

Consolidated Annual Financial Statements
December 31, 2005

(With Independent Auditors' Report Thereon)

UPC Holding B.V.
Boeing Avenue 53
1119 PE Schiphol-Rijk
The Netherlands

Table of Contents

		Page Number

Independent Auditors' Report		3
1.	Financial Statements	4
	Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004	4
	Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended December 31, 2005 and June 30, 2005 and the Year ended December 31, 2004	6
	Consolidated Statement of Stockholders' Deficit for the Six Months Ended December 31, 2005 and June 30,2005 and the Year ended December 31, 2004	7
	Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2005 and June 30, 2005 respectively and the Year Ended December 31, 2004	8
	Notes to the Consolidated Financial Statements	9
2.	Management's Discussion and Analysis of Financial Condition and Results of Operations	61
3.	Management and Principal Shareholders	80

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of UPC Holding B.V.:

We have audited the accompanying consolidated balance sheets of UPC Holding B.V. (a B.V. registered in the Netherlands) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, shareholders' deficit, and cash flows for the year ended December 31, 2005, comprising of the six months ended December 31, 2005 and the six months ended June 30, 2005, and for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UPC Holding B.V. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As explained in Note 5, the consolidated financial statements as of and for the year ended December 31, 2005 and December 31, 2004 have been restated to give retrospective effect to certain transactions under common control accounted for as a combination of entities in a manner similar to a pooling of interests.

Amstelveen, the Netherlands, March 31, 2006

KPMG ACCOUNTANTS N.V.

UPC Holding B.V.
Consolidated Balance Sheets

	Post-LGI Combination (note 2)	Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	€57,588	€134,586
Trade receivables, net	80,698	90,634
Receivables – related party (note 13)	7,821	6,699
Other receivables, net	57,097	92,248
Unbilled revenue – related party (note 13)	4,792	1,987
Deferred tax assets (note 10)	39,404	13,478
Other current assets, net	50,575	46,950
Current assets from discontinued operations (note 5)	12,411	–

Total current assets	310,386	386,582

Property and equipment, net (note 8)	3,108,553	2,676,785
Goodwill (note 8)	2,943,606	1,445,786
Intangible assets, net (note 8)	743,917	310,275
Loan receivable – related party (note 13)	–	19,517
Derivative assets (note 7)	167,313	1,883
Other assets, net	131,054	89,736
Long term assets from discontinued operations (note 5)	278,745	–

Total assets	€7,683,574	€4,930,564

The accompanying notes are an integral part of these consolidated financial statements.

UPC Holding B.V.
Consolidated Balance Sheets (Continued)

	Post-LGI Combination (note 2)	Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands, except par value and number of shares
LIABILITIES AND SHAREHOLDERS DEFICIT
Current liabilities:
Accounts payable	€235,676	€207,646
Accounts payable – related party (note 13)	14,755	57,518
Accrued liabilities	369,331	302,587
Accrued liabilities – related party (note 13)	14,133	1,260
Deferred revenue, advance payments from subscribers and deposits	228,226	237,185
Current portion of debt and capital lease obligations (note 9)	6,307	4,940
Derivative liabilities (note 7)	356	4,218
Other current liabilities	6,767	20,930
Current liabilities from discontinued operations (note 5)	29,803	–

Total current liabilities	905,354	836,284

Long-term portion of shareholder loan, debt and capital lease obligations (note 9)	11,324,947	9,919,742
Deferred tax liabilities (note 10)	133,895	24,219
Derivative liabilities (note 7)	13,001	14,933
Other long-term liabilities	59,786	53,383
Long term liabilities from discontinued operations (note 5)	8,112

Total liabilities	12,445,095	10,848,561

Commitments and contingencies (note 14)
Minority interests in subsidiaries	2,034	70,674

Shareholders' equity (deficit):
Ordinary stock, 100 par value, 1,000 shares authorized, 200 shares issued and outstanding	20	20
Additional paid-in capital (capital deficiency)	(4,451,534)	1,351,253
Accumulated deficit	(309,441)	(7,677,413)
Accumulated other comprehensive earnings (loss), net of taxes	(2,600)	337,469

Total shareholders' deficit	(4,763,555)	(5,988,671)

Total liabilities and shareholders' deficit	€7,683,574	€4,930,564

The accompanying notes are an integral part of these consolidated financial statements.

UPC Holding B.V.
Consolidated Statement of Operations

	Post-LGI Combination (note 2)	Pre-LGI Combination
	Six months ended December 31, 2005	Six months ended June 30, 2005	Year ended December 31, 2004
	amounts in thousands
Revenue (notes 13 and 15)	€1,092,525	€993,129	€1,606,808

Operating costs and expenses:
Operating (other than depreciation) (note 13)	445,306	396,484	606,168
Selling, general and administrative (SG&A) (note 13)	251,586	223,551	381,462
Stock-based compensation expense – primarily SG&A (note 3 and 12)	4,172	10,375	27,727
Related party management fee charges (credits) SG&A (note 13)	(1,385)	4,431	39,206
Depreciation and amortization (note 8)	364,599	284,258	593,648
Impairment, restructuring and other operating charges (credits)	2,471	(5,868)	31,020

	1,066,749	913,231	1,679,231

Operating income (loss)	25,776	79,898	(72,423)

Other income (expense):
Interest expense (note 9)	(117,807)	(88,305)	(195,579)
Interest expense – related party (note 13)	(281,768)	(268,085)	(682,335)
Interest and dividend income (note 13)	3,836	2,986	3,376
Realized and unrealized gains (losses) on derivative instruments, net (note 7)	101,351	75,696	(46,889)
Foreign currency transaction (losses) gains, net	(29,804)	(141,691)	55,455
Gain (loss) on extinguishment of debt (note 9)	–	(9,127)	28,441
Other income (expense), net	9,770	(820)	534

	(314,422)	(429,346)	(836,997)

Loss before income taxes, minority interests and discontinued operations	(288,646)	(349,448)	(909,420)
Income tax benefit (expense), net (note 10)	16,217	(10,197)	(6,844)
Minority interests in (earning) losses of subsidiaries, net	(162)	3,132	5,563

Net loss from continuing operations	(272,591)	(356,513)	(910,701)

Discontinued Operations:
Earnings (loss) from operations, net of tax benefit (expense) of €59,000 and €(491,000) for the six months ended December 31, 2005 and June 30, 2005 and €(2,310,000) in 2004 (Note 5)	1,570	887	(11,665)

Net loss	€(271,021)	€(355,626)	€(922,366)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
Net loss	€(271,021)	€(355,626)	€(922,366)
Other comprehensive earnings (loss):
Foreign currency translation adjustments	(1,122)	(1)	19,781

Comprehensive loss	€(272,143)	€(355,627)	€(902,585)

The accompanying notes are an integral part of these consolidated financial statements.

UPC Holding B.V.
Consolidated Statement of Shareholders' Deficit

	Common stock	Additional paid-in capital (capital deficiency)	Accumulated deficit	Accumulated other comprehensive earnings (loss), net of taxes	Total stockholders' equity (deficit)
	amounts in thousands Pre-LGI Combination Six months ended June 30, 2005
Balance at January 1, 2005	€20	€1,351,253	€(7,677,413)	€337,469	€(5,988,671)
Net loss	—	—	(355,626)	—	(355,626)
Result of common control transactions (note 5)	—	(1,303)	—	—	(1,303)
Adjustments due to other changes in subsidiary equity	—	(2,353)	—	—	(2,353)
Other comprehensive loss	—	—	—	(1)	(1)
Stock-based compensation (note 3 and 12)	—	1,386	—	—	1,386

Balance at June 30, 2005 (Pre-LGI Combination)	€20	€1,348,983	€(8,033,039)	€337,468	€(6,346,568)

	Post-LGI Combination Six months ended December 31, 2005
Balance at June 30, 2005 (Post-LGI Combination)	€20	€(4,496,231)	€(38,420)	€(1,478)	€(4,536,109)
Net loss	—	—	(271,021)	—	(271,021)
Result of common control transactions (note 5)	—	18,912	—	—	18,912
Other comprehensive loss	—	—	—	(1,122)	(1,122)
Reclassification of SARS obligation (note 11)	—	25,717	—	—	25,717
Stock-based compensation (note 3 and 12)	—	68	—	—	68

Balance at December 31, 2005 (Post-LGI Combination)	€20	€(4,451,534)	€(309,441)	€(2,600)	€(4,763,555)

	Pre-LGI Combination
	Common stock	Additional paid-in capital (capital deficiency)	Accumulated deficit	Accumulated other comprehensive earnings (loss), net of taxes	Total stockholders' equity (deficit)
	amounts in thousands
Balance at January 1, 2004	€20	€1,520,487	€(6,755,047)	€317,688	€(4,916,852)
Net loss	—	—	(922,366)	—	(922,366)
Purchase accounting—push down of basis	—	(151,116)	—	—	(151,116)
Result of common control transactions (note 5)	—	(8,439)	—	—	(8,439)
Loss on issuance of subsidiary shares UPC Broadband France	—	(9,679)	—	—	(9,679)
Other comprehensive earnings	—	—	—	19,781	19,781

Balance at December 31, 2004 (Post Founders Transaction)	€20	€1,351,253	€(7,677,413)	€337,469	€(5,988,671)

The accompanying notes are an integral part of these consolidated financial statements.

UPC Holding B.V.
Consolidated Statement of Cash Flows

	Post-LGI Combination (note 2)	Pre-LGI Combination
	Six months ended December 31, 2005	Six months ended June 30, 2005	Year ended December 31, 2004
	amounts in thousands
Cash Flows from Operating Activities
Net loss	€(271,021)	€(355,626)	€(922,366)
Net loss (earnings) from discontinued operations	(1,570)	(887)	11,665

Net loss from continuing operations	(272,591)	(356,513)	(910,701)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Stock-based compensation expense	4,172	10,375	27,727
Related party management fee charges (credits)	(1,385)	4,431	39,206
Depreciation and amortization	364,599	284,258	593,648
Impairment, restructuring and other charges (credits)	2,471	(5,868)	31,020
Amortization of deferred financing costs	2,433	4,375	14,433
Realized and unrealized losses (gains) on derivative instruments, net	(101,351)	(75,696)	46,889
Foreign currency transaction losses (gains), net	29,804	141,691	(55,455)
Loss (gain) on extinguishment of debt	–	9,127	(28,441)
Non-cash interest	281,768	268,085	682,335
Deferred income tax expense (benefit)	(20,694)	6,938	2,825
Minority interests in earnings (losses) of subsidiaries, net	162	(3,132)	(5,563)
Other non-cash items	(9,770)	820	(534)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Receivables and other	(12,428)	78,073	(3,191)
Payables and accruals	48,138	(81,245)	5,874
Net cash provided by operating activities of discontinued operations	16,971	23,234	38,336

Net cash provided by operating activities	332,299	308,953	478,408

Cash Flows from Investing Activities
Cash paid for acquisitions, net of cash acquired	(340,092)	(166,286)	(524,967)
Capital expended for property and equipment	(300,770)	(231,294)	(314,171)
Net cash received (paid) to purchase or settle derivative instruments	4,893	515	(67,588)
Other investing activities, net	6,465	2,149	10,823
Net cash provided by investing activities of discontinued operations	(10,814)	(7,083)	(16,633)

Net cash used by investing activities	(640,318)	(401,999)	(912,536)

Cash Flows from Financing Activities
Borrowings of shareholder loan and debt	1,081,391	2,628,427	1,660,421
Repayments of shareholder loan, debt and capital lease obligations	(907,481)	(2,423,505)	(1,183,501)
Payment of deferred financing costs	(17,028)	(33,640)	(37,143)
Net cash used by financing activities of discontinued operations	–	(5,993)	(6)

Net cash provided by financing activities	156,882	165,289	439,771

Effects of Exchange Rates on Cash	1,900	(4)	3,898

Net Increase (Decrease) in Cash and Cash Equivalents:
Continuing operations	(155,394)	62,081	(12,156)
Discontinued operations	6,157	10,158	21,697

Net increase (decrease) in cash and cash equivalents	(149,237)	72,239	9,541

Cash and Cash Equivalents:
Beginning of Period	206,825	134,586	125,045

End of Period	€57,588	€206,825	€134,586

Supplemental Cash Flow Disclosures
Cash paid for interest	€(73,946)	€(99,836)	€(206,145)

Net cash paid for taxes	€(3,995)	€(2,473)	€(4,949)

The accompanying notes are an integral part of these consolidated financial statements.

UPC Holding B.V.

Notes to the Consolidated Financial Statements December 31, 2005

1.     Basis of Presentation

        In October 2000, UPC Holding B.V. (UPC Holding), currently a wholly owned indirect subsidiary of UGC Europe, Inc. (UGC Europe) was formed. UGC Europe is a wholly owned subsidiary of UnitedGlobalCom, Inc. (UGC).

        At December 31, 2005, the ultimate parent of UPC Holding was Liberty Global, Inc. (LGI). As further described in note 2, LGI was formed for the purpose of effecting the June 15, 2005 combination of Liberty Media International, Inc. (LMI) and UGC (the LGI Combination). LMI, the predecessor to LGI, was formed on March 14, 2005 in contemplation of the spin off of certain international cable television and programming subsidiaries and assets of Liberty Media Corporation (Liberty Media), including a majority interest in UGC. The spin off of LMI was completed on June 7, 2004. In the following text, (i) UPC Holding, we, us and our company may refer to UPC Holding and its consolidated subsidiaries before and after the LGI Combinations and (ii)LGI may, as the context requires, refer to LGI and its predecessors and subsidiaries.

        At formation, UPC Holding acquired certain operating units that provide and deliver video, high-speed Internet access and telephone services to residential customers. During 2005 and 2004, UPC Holding acquired certain other wholly owned subsidiaries of UGC. We accounted for these acquisitions as reorganizations under common control. See note 5.

        UPC Holding is a European broadband communications provider of video, high-speed Internet access and telephone services through its broadband networks in 12 European countries (excluding Norway). UPC Holding provides video, high-speed Internet access and telephone services to residential customers.

        On December 19, 2005 we reached an agreement to sell 100% of our Norwegian cable business, UPC Norge AS (UPC Norway). On January 19, 2006 we sold UPC Norway for cash proceeds of approximately €448 million. We have presented UPC Norway as a discontinued operation in the accompanying consolidated financial statements. See note 5.

        Unless otherwise indicated, convenience translations into Euros are calculated as of December 31, 2005.

2.     Change in the Ultimate Parent Company

        On January 5, 2004, Liberty Media Corporation (Liberty Media) acquired 8,198,016 shares of Class B common stock from the founding stockholders of UGC in exchange for securities of Liberty Media and cash (the Founders Transaction). Upon completion of this transaction, the restriction on Liberty Media's right to exercise its voting power over UGC was terminated. Liberty Media then had the ability to elect the entire board of directors of UGC and obtain control. Liberty Media's historical investment basis in UGC at January 1, 2004, was pushed down in connection with the Founders Transaction.

        On May 21, 2004, Liberty Media contributed to LMI certain of its international cable television and programming assets, including a majority ownership interest in UGC and related contract rights to LMI, which at the time was a wholly-owned subsidiary of Liberty Media. On June 7, 2004, Liberty Media distributed all of the capital stock of LMI to Liberty Media's stockholders in a spin-off. As a result, LMI became an independent publicly-traded company.

        As LMI is the predecessor to LGI, we present pre-LGI Combination references to shares of LMI common stock or UGC common stock in terms of the number of shares of LGI common stock issued in exchange for such LMI or UGC shares in the LGI Combination unless indicated otherwise.

        LGI was formed on January 13, 2005, for the purpose of effecting the combination of LMI and UGC. Immediately prior to the LGI Combination, LMI owned UGC common stock representing a 53.4% economic interest and a 91.0% voting interest. In the LGI Combination, (i) each outstanding share of LMI Series A common stock, LMI Series B common stock and LMI Series C common stock was exchanged for one share of the corresponding series of LGI common stock, and (ii) each outstanding share of UGC Class A common stock, UGC Class B common stock and UGC Class C common stock, (other than those shares owned by LMI and its wholly owned subsidiaries) were converted into the right to receive for each share of common stock owned either (i) 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock (plus cash for any fractional share interest) or (ii) $9.58 in cash. Cash elections were subject to proration so that the aggregate cash consideration paid to UGC's stockholders would not exceed 20% of the aggregate value of the merger consideration payable to UGC's public stockholders. In connection with the LGI Combination, all then outstanding options to purchase UGC common stock, restricted stock and stock appreciation rights (SARs) under UGC's various incentive plans were converted into 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock for each share of UGC common stock, with corresponding conversion adjustments to the exercise or base prices.

        LGI accounted for the LGI Combination as a step acquisition of the remaining minority interest in UGC. After eliminating the minority interest in UGC from its consolidated balance sheet, LGI pushed down its remaining investment basis of $2.496 billion (€2.063 billion at June 15, 2005) to UGC, and via UGC, to UGC's subsidiaries, including UPC Holding. This basis was allocated to the identifiable assets and liabilities of UGC and, via UGC, to UGC's subsidiaries, including UPC Holding, based on preliminary assessments of their respective fair values (as adjusted to give effect to the 46.6% UGC ownership interest that LGI acquired in the LGI Combination), and the excess of the purchase price over the adjusted fair values of such identifiable net assets was allocated to goodwill.

        As a result of the push down of UPC Holding's proportionate share of LGI's remaining investment basis in UGC resulting from the LGI Combination, a new basis of accounting was created effective June 15, 2005. As the impact of the push down was not material to the results of operations of UPC Holding for the period from June 15, 2005 to June 30, 2005, for financial reporting purposes, we have reflected this new basis of accounting effective June 30, 2005. The effects of the LGI Combination have been included in our consolidated financial statements beginning with the June 15, 2005 acquisition date. For periods prior to June 30, 2005, the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as UPC Holding Pre-LGI Combination, and for periods as of and subsequent to June 30, 2005 the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as UPC Holding Post-LGI Combination. The effects of the LGI Combination have been included in our consolidated financial statements beginning with the June 15, 2005 acquisition date.

        The following table presents the consolidated balance sheet of UPC Holding Pre-LGI Combination as of June 30, 2005 (prior to the pushdown of LGI's basis), and the preliminary opening consolidated balance sheet of UPC Holding Post-LGI Combination as of June 30, 2005 (subsequent to the pushdown of LGI's basis):

	UPC Holding Post-LGI Combination	UPC Holding Pre-LGI Combination
	June 30, 2005	June 30, 2005
	amounts in thousands
Current assets	€419,680	€419,680
Property and equipment, net	3,020,961	2,800,793
Goodwill	2,923,362	1,732,535
Other intangible assets, net	761,212	313,047
Other assets, net	232,581	241,539

Total assets	€7,357,796	€5,507,594

Current liabilities	€818,288	€818,288
Long term portion of shareholder loan, debt and capital lease obligations	10,921,298	€10,921,298
Other long term liabilities	152,190	112,447

Total liabilities	11,891,776	11,852,033
Minority interest in subsidiaries	2,129	2,129
Stockholders' deficit	(4,536,109)	(6,346,568)

Total liability and stockholders' deficit	€7,357,796	€5,507,594

(1)
The estimated weighted-average amortization period for the intangible assets (customer relationships) at acquisition was 8.9 years.

        The purchase accounting for the LGI Combination, as reflected in these consolidated financial statements, is preliminary and subject to adjustment based upon our final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of UGC and its subsidiaries including UPC Holding. As the open items in the valuation processes generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense. In addition, our final assessment of the purchase price allocation could lead to adjustments to the amount of acquired deferred tax assets or assumed deferred tax liabilities.

        On September 6, 2005, LGI, the successor entity to LMI, effected a stock split in the form of a stock dividend (the LGI Stock Dividend) of LGI Series C common stock to holders of record of LGI Series A and LGI Series B common stock as of 5:00 p.m., New York City time, on August 26, 2005, which was the record date for the LGI Stock Dividend (the Record Date). In the LGI Stock Dividend, holders received one share of LGI Series C common stock for each share of LGI Series A common stock, and one share of LGI Series C common stock for each share of LGI Series B common stock, held of record as of the Record Date.

        Unless otherwise indicated, all LGI share amounts presented herein have been retroactively adjusted to give effect to the LGI Stock Dividend (as defined below), notwithstanding the fact that no shares of LGI Series C common stock were issued and outstanding prior to September 6, 2005.

        On December 19, 2005 we reached an agreement to sell 100% of our Norwegian cable business, UPC Norge AS (UPC Norway). On January 19, 2006 we sold UPC Norway for cash proceeds of approximately €448 million. We have presented UPC Norway as a discontinued operation in our consolidated financial statements. See note 5.

3.     Summary of Significant Accounting Policies

  Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used in accounting for, among other things, the valuation of acquisition-related assets and liabilities, allowances for uncollectible accounts, deferred income taxes and related valuation allowances, loss contingencies, fair values of financial and derivative instruments, fair values of long-lived assets and any related impairments, capitalization of internal costs associated with construction and installation activities, useful lives of long-lived assets, actuarial liabilities associated with certain benefit plans and stock compensation. Actual results could differ from those estimates.

  Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation.

  Principles of Consolidation

        The accompanying consolidated financial statements include our accounts and the accounts of all voting interest entities where we exercise a controlling financial interest through the ownership of a direct or indirect majority voting interest and variable interest entities for which our company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents, Restricted Cash

        Cash equivalents consist of all investments that are readily convertible into cash and have maturities of three months or less at the time of acquisition.

        Restricted cash includes cash held in escrow and cash held as collateral for lines of credit and other compensating balances. Cash restricted to a specific use is classified based on the expected timing of such disbursement. At December 31, 2005 and 2004, our restricted cash balances aggregated €2,802,000 and €11,263,000, respectively and is included in other current assets in our consolidated balance sheets.

        Our significant non-cash investing and financing activities are disclosed in our statements of stockholders' equity and in notes 5 and 11.

Receivables

        Receivables are reflected net of an allowance for doubtful accounts. Such allowance aggregated €30,541,000 and €27,856,000 at December 31, 2005 and 2004, respectively. The allowance for doubtful accounts is based upon our assessment of probable loss related to uncollectible accounts receivable. We use a number of factors in determining the allowance, including, among other things, collection trends, prevailing and anticipated economic conditions and specific customer credit risk. The allowance is maintained until either receipt of payment or collection of the account is no longer being pursued.

        Concentration of credit risk with respect to trade receivables is limited due to the large number of customers and their dispersion across many different countries. We also manage this risk by disconnecting services to customers who are delinquent.

  Financial Instruments

        The carrying value of cash and cash equivalents, restricted cash, short-term liquid investments, receivables, trade and other receivables, other current assets, accounts payable, accrued liabilities, subscriber advance payments and deposits and other current liabilities approximate fair value, due to their short maturity. The fair values of equity securities are based upon quoted market prices, to the extent available, at the reporting date. See note 9 for information concerning the fair value of our debt instruments.

  Derivative Instruments

        As further described in note 7, we have entered into various derivative instrument contracts, including interest rate and foreign currency derivative instruments. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), all derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. None of the derivative instruments that were in effect during the two years ended December 31, 2005 were designated as hedges.

  Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies, we capitalize costs associated with the construction of new cable transmission and distribution facilities and the installation of new cable services. Capitalized construction and installation costs include materials, labor and applicable overhead costs. Installation activities that are capitalized include (i) the initial connection (or drop) from our cable system to a customer location, (ii) the replacement of a drop, and (iii) the installation of equipment for additional services, such as digital cable, telephone or broadband Internet service. The costs of other customer-facing activities such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. Interest capitalized with respect to construction activities was not material during 2005 and 2004.

        Depreciation is computed using the straight-line method over estimated useful lives of 2 to 25 years for cable distribution systems, 20 to 40 years for buildings and 3 to 15 years for support equipment. The useful lives used to depreciate cable distribution systems are assessed periodically and are adjusted when warranted. The useful lives of systems that are undergoing a rebuild are adjusted such that property and equipment to be retired will be fully depreciated by the time the rebuild is completed.

        Additions, replacements and improvements that extend the asset life are capitalized. Repairs and maintenance are charged to operations.

        Pursuant to SFAS No. 143, Accounting for Asset Retirement Obligations, as interpreted by FASB Interpretation No. 47, we recognize a liability for asset retirement obligations in the period in which it is incurred if sufficient information is available to make a reasonable estimate of fair values. In addition, we recognize asset retirement obligations that arise from the European Union Directive on Waste Electrical and Electronic Equipment (WEEE Directive) pursuant to FASB Staff Position No. 143-1. The WEEE Directive creates certain legal obligations to dispose of electrical and electronic equipment, which incorporates equipment used in our European operations. The majority of our obligation under the WEEE Directive is related to customer premise equipment.

        Asset retirement obligations arise from rights of way that we obtain from local municipalities or other relevant authorities. Under certain circumstances, the authority can cause us to have to remove our network, such as if we discontinue using the equipment or the authority does not renew our access rights. We expect to maintain our rights of way for the foreseeable future as these rights are necessary to remain a going concern. In addition, the authorities have the incentive to indefinitely renew our rights of way and in our past experience, renewals have always been granted. We also have obligations in lease agreements to restore the property to its original condition or remove our property at the end of the lease term. Sufficient information is not available to estimate the fair value of our asset retirement obligations in certain of our lease arrangements. This is the case in long-term lease arrangements in which the underlying leased property is integral to our operations, there is not an acceptable alternative to the leased property and we have the ability to indefinitely renew the lease. Accordingly, for both rights of way and certain lease agreements, the possibility is remote that we will incur significant removal costs in the foreseeable future, and as such we do not have sufficient information to make a reasonable estimate of fair value for these asset retirement obligations.

        As of December 31, 2005, the fair value of our asset retirement obligations was €18,525,000.

  Intangible Assets

        Our primary intangible assets are goodwill, customer relationships and trade names. Goodwill represents the excess purchase price over the fair value of the identifiable net assets acquired in a business combination. Customer relationships, and trade names were originally recorded at their fair values in connection with business combinations.

        Pursuant to SFAS 142, goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also provides that equity method goodwill is not amortized, but continues to be considered for impairment under APB 18. Pursuant to SFAS 142, intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144).

        We do not amortize certain trade name intangible assets as we have concluded that these assets are indefinite-lived assets. Our customer relationship intangible assets are amortized on a straight line basis over estimated useful lives ranging from 4 to 10 years.

  Impairment of Long-Lived Assets

        SFAS 144 requires that we periodically review the carrying amounts of our property and equipment and our intangible assets (other than goodwill and indefinite-lived intangible assets) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. For purposes of impairment testing, long-lived assets are grouped at the lowest level for which cash flows are largely independent of other assets and liabilities. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

        Pursuant to SFAS 142, we evaluate the goodwill, franchise rights and other indefinite-lived intangible assets for impairment at least annually on October 1 and whenever other facts and circumstances indicate that the carrying amounts of goodwill and indefinite-lived intangible assets may not be recoverable. For purposes of the goodwill evaluation, we compare the fair value of each of our reporting units to their respective carrying amounts. If the carrying value of a reporting unit were to exceed its fair value, we would then compare the implied fair value of the reporting unit's goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. Any excess of the carrying value over the fair value of indefinite-lived intangible assets is charged to operations as an impairment loss.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for each taxing jurisdiction in which we operate for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if we believe it more-likely-than-not such net deferred tax assets will not be realized. Most of our valuation allowances at December 31, 2005 are related to deferred tax assets acquired in purchase method business combinations. Any future release of the valuation allowance against these deferred tax assets will result in a corresponding reduction of goodwill. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax liabilities related to investments in foreign subsidiaries and foreign corporate joint ventures that are essentially permanent in duration are not recognized until it becomes apparent that such amounts will reverse in the foreseeable future.

  Foreign Currency Translation and Transactions

        The functional currency of our company is the Euro. The functional currency of our foreign operations generally is the applicable local currency for each foreign subsidiary and equity method investee. Assets and liabilities of foreign subsidiaries (including intercompany balances for which settlement is not anticipated in the foreseeable future) and equity investees are translated at the spot rate in effect at the applicable reporting date, and the consolidated statements of operations and our company's share of the results of operations of our equity affiliates generally are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings (loss) in the consolidated statement of stockholders' equity. Cash flows from our operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. The effect of exchange rates on cash balances held in foreign currencies are reported as a separate line item below cash flows from financing activities.

        Transactions denominated in currencies other than our or our subsidiaries' functional currencies are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the statements of operations as unrealized (based on the applicable period end translation) or realized upon settlement of the transactions.

  Revenue Recognition

        Cable Network Revenue.    We recognize revenue from the provision of video, telephone and Internet access services over our cable network to customers in the period the related services are provided. Installation revenue (including reconnect fees) related to these services over our cable network is recognized as revenue in the period in which the installation occurs to the extent these fees are equal to or less than direct selling costs, which costs are expensed as incurred. To the extent installation revenue exceeds direct selling costs, the excess revenue is deferred and amortized over the average expected subscriber life. Costs related to reconnections and disconnections are recognized in the consolidated statement of operations as incurred.

        Other Revenue.    We recognize revenue from the provision of direct-to-home satellite services, or DTH, telephone and data services to customers outside of our cable network in the period the related services are provided. Installation revenue (including reconnect fees) related to these services outside of our cable network is deferred and amortized over the average expected subscriber life. Costs related to reconnections and disconnections are recognized in the statement of operations as incurred.

        Promotional Discounts.    For subscriber promotions, such as discounted or free services during an introductory period, revenue is recorded at the discounted monthly rate, if any, charged to the subscriber.

        Subscriber Advance Payments and Deposits.    Payments received in advance for distribution services are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

  Stock Based Compensation

General

        Our stock-based compensation represents amounts allocated to our company by our ultimate parent. The amounts allocated to our company are based on the number of stock incentive awards of our parent that are held by our employees.

Adjustments to Stock Awards

        In connection with the LGI Combination, all the then outstanding options to purchase UGC common stock, restricted stock and stock appreciation rights (SARs) under UGC's various incentive plans were converted at a ratio of 0.2155 of a share of LGI Series A common stock and 0.2155 of a share of LGI Series C common stock for each share of UGC common stock, with a corresponding conversion adjustment to the exercise or base price.

        In connection with the LGI Stock Dividend, (i) each then outstanding stock option, share of restricted stock and SARs under UGC's various incentive plans (collectively referred to as stock awards) with respect to LGI Series A common stock was converted into one corresponding stock award with respect to LGI Series A common stock and one corresponding stock award with respect to LGI Series C common stock, (ii) each then outstanding stock award with respect to LGI Series B common stock was converted into one corresponding stock award with respect to LGI Series B common stock and one corresponding stock award with respect to LGI Series C common stock, and (iii) the exercise and base prices for the converted stock options and SARs were adjusted proportionately based on market price information for the LGI Series A common stock, LGI Series B common stock and LGI Series C common stock on September 7, 2005, the first day of regular way trading for the LGI Series C common stock. As a result of these adjustments, 51.37% and 48.63% of the exercise prices for the former options to purchase LGI Series A common stock were allocated to the exercise prices for the converted options to purchase LGI Series A common stock and LGI Series C common stock, respectively, and (ii) 52.401% and 47.599% of the exercise prices for the former options to purchase LGI Series B common stock were allocated to the exercise prices for the converted options to purchase LGI Series B common stock and LGI Series C common stock, respectively.

        All references herein to the number and terms of outstanding LGI stock options, SARs and restricted stock reflect the modifications that were made in connection with the LGI Combination and the LGI Stock Dividend.

Intrinsic Value Method

        We account for our stock-based compensation awards to our employees using the intrinsic value method. Generally, under the intrinsic value method, (i) compensation expense for fixed-plan stock options is recognized only if the estimated fair value of the underlying stock exceeds the exercise price on the measurement date, in which case, compensation is recognized based on the percentage of options that are vested until the options are exercised, expire or are cancelled, and (ii) compensation expense for variable-plan options is recognized based upon the percentage of the options that are vested and the difference between the quoted market price or estimated fair value of the underlying common stock and the exercise price of the options at the balance sheet date, until the options are exercised, expire or are cancelled. We record stock-based compensation expense for our variable-plan options and SARs using the accelerated expense attribution method. We record compensation expense for restricted stock awards based on the quoted market price of our stock at the date of grant and the vesting period.

        As a result of the modification of certain terms of UGC stock options in connection with UGC's February 2004 rights offering, we began accounting for stock options granted by UGC prior to February 2004 as variable-plan options. UGC stock options granted subsequent to February 2004 were accounted for as fixed-plan options through the date of the LGI Combination. Due to the modification of certain terms of the then outstanding UGC stock options in connection with the LGI Combination as described above, we began accounting for the then remaining UGC fixed-plan options as variable-plan options. As a result of these adjustments, most of the outstanding LGI stock options at December 31, 2005 are accounted for as variable-plan awards.

        See note 12 for additional information concerning our stock awards.

        The following table illustrates the pro forma effect on net earnings (loss) and earnings (loss) per share as if we had applied the fair value method to our outstanding stock-based awards that we have accounted for under the intrinsic value method. As the accounting for restricted stock and SARs is the same under the intrinsic value method and the fair value method, the pro forma adjustments included in the following table do not include amounts related to our calculation of compensation expense related to restricted stock, SARs or to options granted in tandem with SARs:

	Post-LGI Combination (note 2)	Pre-LGI Combination
	Six months ended December 31,	Six months ended June 30,	Year ended December 31,
	2005	2005	2004
	amounts in thousands
Net loss from continuing operations	€(272,591)	€(356,513)	€(910,701)
Add stock-based compensation expense as determined under the intrinsic value method, net of taxes and minority interest	68	1,386	–
Deduct stock-based compensation expense as determined under the fair value method, net of taxes and minority interest	(2,344)	(219)	–

Pro forma loss from continuing operations	€(274,867)	€(355,346)	€(910,701)

4.     Recent Accounting Pronouncements

  SFAS No. 123(R)

        In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), Share-Based Payment (SFAS 123(R)). SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after December 15, 2005, with early adoption encouraged. SFAS 123(R) will require then outstanding options vesting after the date of initial adoption to be recognized as a charge to operations over the remaining vesting period.

        We are required to adopt SFAS 123(R) beginning January 1, 2006. Under SFAS 123(R), we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include modified prospective and modified retroactive adoption methods. Under the modified retroactive method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The modified prospective method requires that compensation expense be recorded for all unvested stock options and share awards at the beginning of the first quarter of adoption of SFAS 123(R), while the modified retroactive methods would record compensation expense for all unvested stock options and share awards beginning with the first period restated. Although we are continuing to evaluate the requirements of SFAS 123(R), we have determined that we will use the modified prospective method to adopt SFAS 123(R). We have not completed our assessment of the impact of SFAS 123(R); however, we believe that the adoption of SFAS 123(R) could have a material impact on our results of operations.

  SFAS No. 154

        In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (Statement No. 154). This Statement replaces Accounting Principles Board Opinion No. 20, Accounting Changes (APB No. 20), and Statement of Financial Accounting Standards No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle.

        SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable to do so. In contrast, APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The provisions of this Statement are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this Statement. Adoption of this Statement will not have any immediate effect on our consolidated financial statements, and we will apply this guidance prospectively.

5.     Acquisitions, Common Control Transfers and Dispositions

        During 2005 we completed the (i) acquisition of remaining 19.9% minority interest in UPC Broadband France SAS (UPC Broadband France) effective April 6, 2005, and (ii) the acquisition of Astral Telecom SA (Astral) effective October 14, 2005.

        During 2005 UGC Europe transferred certain wholly owned subsidiaries to UPC Holding including (i) UPC Broadband Ireland Ltd, formerly Princess Holding Limited (PHL), initially acquired by LMI on May 20, 2004, and (ii) NTL Ireland, initially consolidated by UGC Europe on May 1, 2005. We accounted for these transactions as transactions under common control.

        These 2005 acquisitions, common control transactions and dispositions are described below.

Significant 2005 Acquisitions

  Acquisition of Astral

        On October 14, 2005, we completed the acquisition of all the shares of Astral, a broadband telecommunications operator in Romania, for a cash purchase price of $407,074,000 (€338,765,000 at transaction date), before direct acquisition costs. We acquired Astral in order to achieve certain financial, operational and strategic benefits through the integration of Astral with our existing operations in Romania. The Astral acquisition has been accounted for using the purchase method of accounting. The total purchase price has been allocated to the acquired identifiable net assets of Astral based on preliminary assessments of their respective fair values, and the excess of the purchase price over the preliminary fair values of such identifiable net assts was allocated to goodwill.

        A summary of the purchase prices, opening balance sheets and the effective acquisition or consolidation dates for financial reporting purposes is presented in the following table:

Astral
Effective acquisition or consolidation date for financial reporting purposes	amounts in thousands October 1, 2005
Opening balance sheet
Cash	€10,145
Other current assets	9,027
Investments in affiliates	650
Property and equipment, net	106,466
Goodwill	223,005
Intangible assets subject to amortization(a)	56,026
Current liabilities	(29,544)
Long term debt and capital lease obligations	(12,356)
Other long term liabilities	(15,946)
Minority interests in subsidiaries	–
Additional paid-in-capital	–

Total purchase price	€347,473

Cash consideration	€344,787
Direct acquisition costs	2,686

Total purchase price	€347,473

(a)
The amounts reflected as intangible assets subject to amortization primarily relate to our preliminary assessment of the fair value of customer relationships. Such acquired intangible assets had a preliminary weighted average life of 10 years at the respective acquisition dates.

        The purchase accounting for the Astral acquisition, as reflected in these consolidated financial statements, is preliminary and subject to adjustment based upon our final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of the acquired entity. As the open items in the valuation processes generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense. In addition, our final assessment of the purchase price allocation could lead to adjustments to the amount of acquired deferred tax assets or assumed deferred tax liabilities.

  Acquisition of the Remaining 19.9% Minority Interest in UPC Broadband France

        In April 2005, a subsidiary of UPC Holding exercised the call right acquired in connection with the July 2004 Noos acquisition (see below) and purchased the remaining 19.9% minority interest in UPC Broadband France that it did not already own for €90,105,000 in cash. UPC Broadband France is an indirect wholly owned subsidiary and owner of our French broadband video and Internet access operations. This acquisition was accounted for as a step acquisition of the remaining minority interest. As UPC Broadband France was a consolidated subsidiary at the time of this transaction, the purchase price was first applied to eliminate the minority interest in UPC Broadband France from our consolidated balance sheet, and the remaining purchase price has been allocated on a pro rata basis to the identifiable assets and liabilities of UPC Broadband France, taking into account their respective fair values at April 6, 2005 and the 19.9% interest acquired. The excess purchase price that remained after amounts had been allocated to the net identifiable assets of UPC Broadband France was recorded as goodwill.

2005 Common Control Transactions

  Transfer of NTL Ireland

        UGC Europe acquired all the shares of NTL Ireland in 2005 and transferred them to UPC Holding at their respective carrying amount on December 12, 2005. In accordance with SFAS 141, we accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interest. The shares were transferred for €350,740,000 consideration including a €338,559,000 intercompany loan payable to UGC Europe and €12,181,000 of intercompany charges for certain direct acquisition costs. We recorded the difference between the consideration and the carrying value of €349,437,000 as a capital distribution of €1,303,000.

Acquisition of NTL Ireland by UGC Europe

        On May 9, 2005, UGC Europe announced that its indirect subsidiary, UPC Ireland B.V. (UPC Ireland) which is a related party for UPC Holding, had signed a sale and purchase agreement to acquire all the shares of MS Irish Cable Holdings B.V. (MS Irish Cable), subject to regulatory approval. MS Irish Cable, an affiliate of Morgan Stanley Dean Witter Equity Funding, Inc. (MSDW Equity), acquired NTL Communications (Ireland) Limited, NTL Irish Networks Limited and certain related assets (together NTL Ireland) on May 9, 2005 with funds provided by a loan from UPC Ireland. NTL Ireland, a cable television operator in Ireland, provides cable television and broadband Internet services to residential customers and managed network services to corporate customers. UGC Europe acquired NTL Ireland in order to achieve certain financial, operational and strategic benefits through the integration of NTL Ireland with its existing operations in Ireland.

        UPC Ireland had agreed to make MSDW Equity whole with respect to any economic effect on MSDW Equity regarding the acquisition, ownership and subsequent transfer of the NTL Ireland interest. The make whole arrangement with MSDW Equity was considered to be a variable interest in MS Irish Cable, which is a variable interest entity under the provisions of Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46(R)). As UGC Europe was responsible for all losses to be incurred by MSDW Equity in connection with its acquisition, ownership and ultimate disposition of MS Irish Cable, UGC Europe was the primary beneficiary, as defined by FIN 46(R), and was therefore required to consolidate MS Irish Cable and its subsidiaries, including NTL Ireland, upon the May 9, 2005 closing of MS Irish Cable's acquisition of NTL Ireland. As MSDW Equity had no equity at risk in MS Irish Cable, the full amount of MS Irish Cable's net earnings (loss) were allocated to UPC Ireland.

        UPC Ireland's acquisition of MS Irish Cable from MSDW Equity was subject to receipt of applicable Irish regulatory approval. On December 12, 2005, following the receipt of regulatory approval, UPC Ireland completed its acquisition of MS Irish Cable.

        Upon closing, UPC Ireland paid MSDW Equity, as consideration for all of the outstanding share capital of MS Irish Cable and any MS Irish Cable indebtedness owed to MSDW Equity and its affiliates, an amount equal to MSDW Equity's net investment in MS Irish Cable plus interest on the amount of the net investment at a rate per annum equal to EURIBOR (Euro Interbank Offered Rate) +1.2%, compounded daily, for the period of its investment through the date of the disposition, together with any value added tax thereon plus an amount equal to certain costs and expenses incurred by MSDW Equity in connection with the transaction.

        The acquisition of NTL Ireland through MS Irish Cable has been accounted for using the purchase method of accounting. The total purchase consideration of €349,437,000, including total direct acquisition costs of €16,025,000, has been allocated to the acquired identifiable net assets of NTL Ireland based on preliminary assessments of their respective fair values, and the excess of the purchase price over the preliminary fair values of such identifiable net assets was allocated to goodwill.

        A summary of the purchase prices, opening balance sheets and the effective acquisition or consolidation dates for financial reporting purposes is presented in the following table:

NTL Ireland
Effective acquisition or consolidation date for financial reporting purposes	amounts in thousands May 1, 2005
Opening balance sheet
Cash	€7,260
Other current assets	12,689
Investments in affiliates	–
Property and equipment, net	220,000
Goodwill	162,039
Other assets, net	7,701
Current liabilities	(54,894)
Long term debt and capital lease obligations	–
Other long term liabilities	(5,358)
Minority interests in subsidiaries	–
Additional paid-in-capital	–

Total purchase price	€349,437

Cash consideration	€333,412
Direct acquisition costs	16,025

Total purchase price	€349,437

        The purchase accounting for the NTL Ireland acquisition, as reflected in these consolidated financial statements, is preliminary and subject to adjustment based upon our final assessment of the fair values of the identifiable tangible and intangible assets and liabilities of the acquired entity. As the open items in the valuation processes generally relate to property and equipment and intangible assets, we would expect that the primary effects of any potential adjustments to the preliminary purchase price allocation would be changes to the values assigned to these asset categories and to the related depreciation and amortization expense. In addition, our final assessment of the purchase price allocation could lead to adjustments to the amount of acquired deferred tax assets or assumed deferred tax liabilities.

Transfer of PHL

        On October 13, 2005, UGC Europe transferred all the shares of PHL at net carrying amount for €21,506,000 together with a €81,494,000 intercompany note receivables therewith to UPC Holding for a total consideration of €103,000,000. In accordance with SFAS 141, we accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interest. We recorded the difference between the sales price of €21,506,000 and the carrying value of €2,447,000 as a capital distribution of €19,059,000.

  Acquisition of PHL by LMI

        On May 20, 2004, LMI acquired all of the issued and outstanding ordinary shares of PHL for €2,447,000, including acquisition costs of €447,000. PHL, through its subsidiary Chorus Communications Limited ("Chorus"), owns and operates broadband communications systems in Ireland. LMI accounted for this acquisition using the purchase method of accounting, effective for financial reporting purposes as of June 1, 2004.

        In connection with this acquisition, LMI loaned an aggregate of €75,000,000 to PHL. The proceeds from this loan were used by PHL to discharge liabilities pursuant to a debt restructuring plan and to provide funds for capital expenditures and working capital. In June 2004, LMI loaned PHL an additional €4,500,000, for a total of €79,500,000 (the PHL Note). The PHL Note is denominated in Euros and bears interest at 1.75% per annum.

        LMI allocated the purchase price for the PHL acquisition as follows:

amounts in thousands
Cash and cash equivalents	€12,131
Other current assets	6,222
Property and equiment	63,008
Customer relationships(a)	8,582
Goodwill	20,136
Current liablities	(21,858)
Subscriber advance payments and deposits	(10,771)
Debt	(75,003)

Total purchase price (including acquisition cost)	€2,447

(a)
The estimated amortization period for the customer relationship intangible assets at acquisition was 4 years.

        The transfer of PHL was accounted for as a reorganization of entities under common control and reflected in our balances as if it had always been owned by UPC Holding.

        The following table sets forth the amounts consolidated (2004 retroactively) into our UPC Holding consolidated financial statements (amounts in thousands):

	December 31, 2004
Balance Sheet	Prior to restatement	Common Control Restatement	As restated
Current assets	€376,334	€10,248	€386,582
Total assets	€4,826,440	€104,124	€4,930,564
Current liabilities	€806,901	€29,383	€836,284
Total liabilities and shareholders equity	€4,826,440	€104,124	€4,930,564
	Year Ended December 31, 2004
Statement of Operations	Prior to restatement	Common Control Restatement	Discontinued Operations	As restated
Revenue	€1,658,013	€39,139	€(90,344)	€1,606,808
Net loss	€(914,274)	€(8,092)	€–	€(922,366)

Other 2005 Acquisitions

        Telemach – On February 10, 2005, we acquired 100% of the shares in Telemach d.o.o., a broadband communications provider in Slovenia, for €70,985,000 in cash. We purchased Telemach to increase our market presence in Central and Eastern Europe.

2004 Acquisitions

Acquisitions of Noos

        On July 1, 2004, UPC Broadband France SAS, an indirect wholly owned subsidiary and owner of our French broadband video and Internet access operations, acquired Suez-Lyonnaise Télécom SA (Noos), from Suez SA (Suez). Noos is a provider of digital and analog cable television services and high-speed Internet access services in France. The preliminary purchase price was subject to a review of certain historical financial information of Noos and UPC Broadband France. In January 2005, we completed our purchase price review with Suez, which resulted in the return of €43,732,000 to our company from an escrow account. The final purchase price for Noos was approximately €567,102,000 consisting of €487,085,000 in cash, a 19.9% equity interest in UPC Broadband France, valued at approximately €71,339,000 and €8,678,000 of direct acquisition costs.

        We accounted for this transaction as the acquisition of an 80.1% interest in Noos and the sale of a 19.9% interest in UPC Broadband France. Under the purchase method of accounting, the preliminary purchase price was allocated to the acquired identifiable tangible and intangible assets and liabilities based upon their respective fair values. We recorded a loss of approximately €9,679,000 associated with the dilution of its ownership interest in UPC Broadband France as a result for the Noos transaction. This loss is reflected as a reduction of additional paid-in capital in our consolidated statement of shareholders' equity.

        The following table presents the purchase price allocation for our acquisition of 80.1% interest in Noos, together with the effects of the sale of a 19.9%interst in our historical French operations. Minority interest was computed based on 19.9% of the fair value of our historical French operations and 19.9% of the historical carrying amount of Noos (amounts in thousands).

Working capital	€(87,733)
Property and equipment	632,741
Intangible assets	9,711
Other long-term assets	3,342
Other long-term liabilities	(5,835)
Minority interest	(74,820)
Equity in UPC Broadband France	9,679

Cash consideration for Noos	487,085
Cash acquired	(15,444)

Net cash consideration for Noos	€471,641

        As discussed above, in April 2005 a subsidiary of UPC Holding exercised its call right and purchased the remaining 19.9% minority interest in UPC Broadband France that it did not already own for €90,105,000 in cash.

Pro Forma Information

        The following pro forma consolidated operating results give effect to (i) the June 15, 2005 LGI Combination, (ii) the October 2005 acquisition of Astral, (iii) the May 2005 consolidation of NTL Ireland, (iv) the July 1, 2004 acquisition of Noos and the subsequent April 2005 acquisition of the 19.9% minority interest in UPC Broadband France, as if such transactions had been completed as of January 1, 2004. These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable:

	Year ended December 31, 2005	Year ended December 31, 2004
	amounts in thousands
Revenue	€2,190,490	€1,946,091

Net loss	€(648,789)	€(996,722)

2004 Common Control Transfers

        In 2004, UGC Europe transferred certain wholly owned subsidiaries including UPC Telecom and chello broadband which we accounted for as common control transactions.

UPC Telecom

        On July 1, 2004, the shares of UPC Telecom were transferred to UPC Holding. The assets and liabilities of UPC Telecom have been transferred from outside the group of subsidiaries of UPC Holding into UPC Holding at their respective carrying amounts.

        We accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interest. Under reorganization accounting, we consolidated the financial position and results of operations of UPC Telecom as if it had always been a part of UPC Holding. We recorded the difference between the purchase price of nil and the net carrying value of negative €134 million as a capital distribution prior to 2004.

chello broadband

        In 2000, chello broadband was formed. chello broadband is organized into two principal divisions, chello access and chello interactive. Through agreements with UPC Holding's operating companies, chello broadband provides internet access, on-line content, product development, aspects of customer support, local language broadband portals and marketing support for a fee based upon a percentage of subscription and installation revenue as determined in the agreements. The agreements with UPC Holding operating companies further provided that in the future the local operator will receive a percentage of the revenue from chello broadband e-commerce and advertising. The interactive television services group (ISG) is responsible for core digital products, such as electronic program guide, walled garden, television-based email, and PC/TV portals as well as other television and PC-based applications supporting various areas including communications services and enhanced television services. On December 21, 2004, chello broadband sold its ISG to UPC Programming B.V, an indirect subsidiary of UGC Europe. Subsequent to the sale of the ISG, UPC Holding acquired 97.5% of the outstanding shares of chello broadband on December 31, 2004.

        In accordance with SFAS 141, we accounted for this transaction as a reorganization of entities under common control at historical cost, similar to a pooling of interest. Under reorganization accounting, we consolidated the financial position and results of operations of chello broadband as if it had always been a part of UPC Holding. We recorded the difference between the purchase price of €90,900,000 and the net carrying value of negative €68,300,000 as a capital distribution of €159,200,000 prior to 2004.

Discontinued operations and Other disposals

  Discontinued operations

        UPC Norway Investment—On December 19, 2005 we reached an agreement to sell 100% of UPC Norway to an unrelated third party. On January 19, 2006 we sold UPC Norway for cash proceeds of approximately €448,000,000. On January 24, 2006, approximately €175,000,000 of the proceeds from the sale of UPC Norway were applied toward the repayment of borrowings under the UPC Broadband Holding Bank Facility (see note 9)

        In accordance with SFAS 144, we have presented UPC Norway as a discontinued operation in the consolidated financial statements. UPC Norway was a subsidiary of UPC Holding and was included in our Other Western Europe operating segment.

        The operating results of UPC Norway that are included in discontinued operations are presented in the following table

	Post-LGI Combination (note 2)	Pre-LGI Combination
	Six months ended December 31, 2005	Six months ended June 30, 2005	Year ended December 31, 2004
	amounts in thousands
Revenue	€56,226	€51,101	€90,344

Operating income	€6,516	€6,123	€630

Earnings (loss) before income taxes and minority interests	€1,511	€1,378	€(9,355)

Net earnings from discontinued operations	€1,570	€887	€(11,665)

        As noted above, we were required to repay approximately €175 million of the debt outstanding under the UPC Broadband Holding Bank Facility from the proceeds of the sale transaction. The allocated interest expense incurred on this debt of €9,803,000 and €10,341,000 for the years ended December 31, 2005 and 2004, respectively is included in discontinued operations.

        The major assets and liabilities of discontinued operations in the consolidated balance sheet as of December 31, 2005 are as follows:

amounts in thousands
Current assets	€12,411
Property and equiment, net	137,646
Intangible and other assets, net	141,099

Total Assets	€291,156

Current liabilities	€29,803
Other long term liabilities	8,112

Total liabilities	€37,915

  Other common control transfers

Cyfra +

        In July 2005, we transferred our 25.0% interest in Cyfra +, an equity method affiliate of Chellomedia Investments B.V. (Chellomedia Investments), another subsidiary of UGC Europe, for €45,000,000. We accounted for this transaction as transfer of assets under common control at the carrying amount of the investment. We recorded the difference between the sales price of €45,000,000 and the carrying value of €26,100,000 as a capital contribution of €18,912,000.

Sale of interactive assets

        In December, 2004, chello broadband sold its interactive assets with a carrying value of €5,955,000 for €15,800,000 to UPC Programming B.V, another subsidiary of UGC Europe. chello broadband recorded €9,845,000 gain on these assets as a capital contribution.

Sale of Sports 1 TV and Fox Kids

        During 2004, UPC Holding sold its less significant equity investments in Sport 1 TV and Fox Kids Poland to Chellomedia Investments, another subsidiary of UGC Europe. We accounted for these transactions as transfer of assets under common control at the carrying amount of the investments. UPC Holding recorded a €775,000 aggregate gain on these transfers as a capital contribution.

6.     UPC Polska Reorganization

        On July 7, 2003, UPC Polska, an indirect subsidiary of UGC Europe, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On July 1 2004, the shares of UPC Telecom were transferred to UPC Holding. The carrying value of UPC Polska's other liabilities subject to compromise totaled €267.6 million, which are senior notes of €251.8 million and other liabilities of € 15.5 million as of December 31, 2003. The fair value of UPC Polska's senior notes and other liabilities subject to compromise totaled €154.3 million and €7.9 million, respectively, as of December 31, 2003. On January 22, 2004, the U.S. Bankruptcy Court confirmed UPC Polska's Chapter 11 plan of reorganization, which was consummated and became effective on February 18, 2004, when UPC Polska emerged from the Chapter 11 proceeding. In accordance with UPC Polska's plan of reorganization, third-party holders of the UPC Polska senior notes and other claimholders received a total of €70.3 million in cash, €81.9 million in new 9% UPC Polska senior notes due 2007 and 2,011,813 shares of UGC's Class A common stock valued at €14.8 million in exchange for the cancellation of their claims. We recognized a gain of €25.2 million from the extinguishment of the UPC Polska senior notes and other liabilities subject to compromise, equal to the excess of their respective carrying amounts over the fair value of consideration given. The new UPC Polska senior notes were redeemed on July 16, 2004 for a cash payment €83.6 million.

7.     Derivative Instruments

        The following table provides detail of the fair value of our derivative instrument assets (liabilities), net:

	UPC Holding Post-LGI Combination (note 2)	UPC Holding Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
UPC Broadband Holding cross currency, interest rate swaps and caps	€153,207	€(17,060)
Embedded foreign exchange derivatives	1,234	201

Total	€154,441	€(16,859)

Current asset	485	409
Current liability	(356)	(4,218)
Long-term asset	167,313	1,883
Long-term liability	(13,001)	(14,933)

Total	€154,441	€(16,859)

        Realized and unrealized gains (losses) on derivative instruments are comprised of the following amounts:

	UPC Holding Post-LGI Combination (note 2)	UPC Holding Pre-LGI Combination
	Six months ended December 31, 2005	Six months ended June 30, 2005	Year ended December 31, 2004
	amounts in thousands
UPC Broadband Holding cross currency, interest rate swaps and caps	€100,739	€75,341	€(50,247)
Embedded foreign exchange derivatives	612	355	3,358

Total	€101,351	€75,696	€(46,889)

UPC Broadband Holding Cross-currency and Interest Rate Swaps and Caps

        UPC Broadband Holding, a subsidiary of UPC, has entered into various derivative instruments to manage interest rate and foreign currency exposure. We do not apply hedge accounting to our derivative instruments. Accordingly, changes in the fair values of all other derivative instruments are recorded in realized and unrealized gains (losses) on derivative instruments in our consolidated statements of operations. The terms of significant outstanding contracts at December 31, 2005, were as follows:

Cross-currency and Interest Rate Swaps:

Maturity date	Principal amount due from counterparty	Notional amount due to counterparty	Interest rate (on principal amount) due from counterparty	Interest rate (on notional amount) due to counterparty
	amounts in thousands
UPC Broadband Holding B.V. (UPC Broadband Holding), a subsidiary of UPC Holding:
December 2011(1)	$525,000	€393,500	LIBOR + 3.0%	EURIBOR + 3.10%
October 2012(2)	1,250,000	944,000	LIBOR + 2.5%	6.06%

	$1,775,000	€1,337,500

(1)
Swap contract effectively converts the indicated principal amount of UPC Broadband Holding's U.S. dollar-denominated LIBOR-indexed floating rate debt to Euro-denominated EURIBOR-indexed floating rate debt.

(2)
Swap contract effectively converts the indicated principal amount of UPC Broadband Holding's U.S. dollar-denominated LIBOR-indexed floating rate debt to Euro-denominated fixed rate debt.

Interest Rate Swaps:

Maturity date	Notional amount	Variable interest rate due from counterparty	Fixed interest rate due to counterparty
	amounts in thousands
UPC Broadband Holding(1):
January 2006	€525,000	EURIBOR	2.26%
January 2006	550,000	EURIBOR	2.33%
April 2010	1,000,000	EURIBOR	3.28%
September 2012	500,000	EURIBOR	2.96%

	€2,575,000

(1)
Each contract effectively fixes the EURIBOR on the indicated principal amount of UPC Broadband Holding's Euro-denominated debt.

  Interest Rate Caps:

        Each contract caps the EURIBOR rate on the indicated principal amount of UPC Broadband Holding's Euro-denominated debt, as detailed below:

Start date	Maturity date	Principal amount	Cap level
		amounts in thousands
UPC Broadband Holding:
January 2005	January 2006	€1,500,000	3.0%
July 2005	January 2006	€1,100,000	3.0%
January 2006	July 2006	€900,000	4.0%
January 2006	January 2007	€600,000	4.0%
July 2006	January 2007	€400,000	4.0%
January 2007	January 2008	€750,000	3.5%

Embedded Derivatives

        Our embedded derivatives include other less significant embedded derivatives.

  Foreign Exchange Contract

        UPC Broadband Holding has an outstanding foreign currency forward contract. A currency forward is an agreement to exchange cash flows denominated in different currencies at a specified future date (the maturity date) and at a specified exchange rate (the forward exchange rate) agreed on the trade date. Changes in the fair value of this contract are recorded in realized and unrealized gains

(losses) on derivative instruments in our consolidated statements of operations. The following table summarizes the terms of outstanding foreign currency forward contract at December 31, 2005:

	Amounts converted
	Local currency		Foreign currency	Maturity date
	amounts in thousands
UPC Broadband Holding	NOK	876,280	€109,320	January 2006

8.     Long-Lived Assets

Property and equipment, net

        The details of property and equipment and the related accumulated depreciation are set forth below:

	UPC Holding Post-LGI Combination (note 2)	UPC Holding Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
Cable distribution systems	€3,002,050	€4,699,458
Support capital and other	447,856	707,182

Total	3,449,906	5,406,640
Accumulated depreciation	(341,353)	(2,729,855)

Property and equipment, net	€3,108,553	€2,676,785

        Depreciation expense related to our property and equipment was €313,705,000, €256,361,000 and €545,552,000 for the six months ended December 31, 2005 and June 30, 2005 and the year ended December 31, 2004, respectively.

        At December 31, 2005 and 2004, the amount of property and equipment, net, recorded under capital leases was €25,699,000 and €25,980,000, respectively. Amortization of assets under capital leases is included in depreciation and amortization in our consolidated statements of operations. Equipment under capital leases is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

Goodwill

        Changes in the carrying amount of goodwill for the year ended December 31, 2005 were as follows:

	Pre-LGI Combination						Post-LGI Combination
	January 1, 2005	Acquisitions	Release of valuation allowance and other	Translation adjustments	June 30, 2005	LGI Combination	June 30, 2005	Acquisition	Reclassified to discontinued operations	Release of valuation allowance and other	Translation adjustments	December 31, 2005
	amounts in thousands
The Netherlands	€603,871	€–	€(2,439)	€–	€601,432	€474,045	€1,075,477	€–	€–	€(1,552)	€–	€1,073,925
France	4,760	20,853	(169)	–	25,444	55,031	80,475	(594)	–	(80)	–	79,801
Austria	399,805	–	(2,254)	–	397,551	151,913	549,464	–	–	(2,196)	–	547,268
Other Western Europe	206,823	218,423	(628)	(6,785)	417,833	165,467	583,300	(56,929)	(109,438)	783	(705)	417,011

Total Western Europe	1,215,259	239,276	(5,490)	(6,785)	1,442,260	846,456	2,288,716	(57,523)	(109,438)	(3,045)	(705)	2,118,005

Hungary	141,516	–	14	(661)	140,869	164,031	304,900	–	–	(140)	(7,034)	297,726
Other Central & Eastern Europe	89,011	53,803	(67)	6,659	149,406	180,340	329,746	192,828	–	1,642	3,659	527,875

Total Central and Eastern Europe.	230,527	53,803	(53)	5,998	290,275	344,371	634,646	192,828	–	1,502	(3,375)	825,601

Total	€1,445,786	€293,079	€(5,543)	€(787)	€1,732,535	€1,190,827	€2,923,362	€135,305	€(109,438)	€(1,543)	€(4,080)	€2,943,606

        Changes in the carrying amount of goodwill for the year ended December 31, 2004 were as follows:

	Pre-LGI Combination
	January 1, 2004	Acquisitions	Release of valuation allowance and other	Translation adjustments	December 31, 2004
	amounts in thousands
The Netherlands	€612,377	€–	€(8,506)	€–	€603,871
France	5,029	–	(269)	–	4,760
Austria	402,363	1,758	(4,316)	–	399,805
Other Western Europe	189,964	20,136	(4,890)	1,613	206,823

Total Western Europe	1,209,733	21,894	(17,981)	1,613	1,215,259

Hungary	137,901	–	(6,197)	9,812	141,516
Other Central & Eastern Europe	105,515	1,340	(21,473)	3,629	89,011

Total Central and Eastern Europe.	243,416	1,340	(27,670)	13,441	230,527

Total	€1,453,149	€23,234	€(45,651)	€15,054	€1,445,786

        During the years ended December 31, 2005 and 2004, certain of our subsidiaries reversed valuation allowances for deferred tax assets in various tax jurisdictions due to the realization or expected realization of tax benefits from these assets. The valuation allowances were originally recorded as part of the purchase accounting adjustments related to previous purchase method business combinations.

Intangible assets

        The details of our intangible assets are set forth below:

	UPC Holding Post-LGI Combination (note 2)	UPC Holding Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
Intangible assets with finite lives (subject to amortization):
Customer relationships	€742,848	€315,032
Other	18,887	20,864

Total	761,735	335,896
Accumulated amortization	(54,555)	(62,358)

Net	707,180	273,538
Intangible assets with indefinite lives (not subject to amortization):
Tradenames	36,737	36,737

Total intangible assets, net	€743,917	€310,275

        Amortization of intangible assets with finite useful lives was €50,894,000, €27,897,000 and €48,096,000 for the six months ended December 31, 2005 and June 30, 2005 and the year ended

December 31, 2004, respectively. Based on our current amortizable intangible assets, we expect that amortization expense will be as follows for the next five years and thereafter (amounts in thousands):

Year ended December 31, 2006	€117,947
Year ended December 31, 2007	116,373
Year ended December 31, 2008	113,380
Year ended December 31, 2009	94,261
Year ended December 31, 2010	92,396
Thereafter	172,823

Total	€707,180

9.     Shareholder Loan, Debt and Capital Lease Obligations

        The following table provides detail of our consolidated debt obligations:

	UPC Holding Post-LGI Combination (note 2)	UPC Holding Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
Shareholder Loan	€7,057,050	€7,004,317
UPC Broadband Holding Bank Facility	3,425,053	2,880,275
UPC Holding Senior Notes	800,000	–
Other debt	15,284	4,542

Total shareholder loan and debt	11,297,387	9,889,134
Capital lease obligations	33,867	35,548

Total shareholder loan, debt and capital lease obligations	11,331,254	9,924,682
Current maturities	(6,307)	(4,940)

Total long-term debt and capital lease obligations	€11,324,947	€9,919,742

Shareholder Loan

        UPC Holding has an unsecured shareholder loan with Liberty Global Europe Finance B.V., an indirect subsidiary of UGC Europe, which is scheduled to be repaid in 2020 and which is subordinated to UPC Holding's other debt. Interest is accrued and added to the principal. Interest is based on the weighted cost of capital plus a margin. The interest rate is 7.75% and 11% for 2005 and 2004, respectively, and is reviewed on an annual basis. The change in the shareholder loan includes (i) the capitalization of €549,853,000 of accrued interest, (ii) the 2005 repayment by UPC Holding of €43,732,000 to UGC Europe as a result of the refund UPC Holding received following the purchase price review of Noos, (iii) the 2005 repayment by UPC Holding of €109,003,000 ultimately to UGC Europe, (iv) an advance of €90,105,000 from UGC Europe to finance the acquisition of the remaining 19.9% minority interest in UPC Broadband France, (v) the settlement of €19,517,000 of loans receivable from Chellomedia (see note 13), and (vi) an advance of €34,249,000 to settle certain obligations, (vii) a €45,000,000 decrease as a result of UPC Holding's sale of the Cyfra+ investment to Chellomedia Investments, (viii) the acquisition of NTL Ireland through a loan of €338,559,000, (ix) the repayment by UPC Holding of €167,851,000 to UGC Europe for the acquisition of NTL Ireland, (x) the 2005 repayment by UPC Holding of €574,958,000 ultimately to UGC Europe, and other less significant movements (see note 5).

UPC Broadband Holding Bank Facility

        The UPC Broadband Holding Bank Facility is the senior secured credit facility of UPC Broadband Holding. The UPC Broadband Holding Bank Facility, as amended, is secured by a pledge over the shares of UPC Broadband Holding and the shares of UPC Broadband Holding's majority-owned operating companies. The UPC Broadband Holding Bank Facility is also guaranteed by UPC Holding, the immediate parent of UPC Broadband Holding, and is senior to other long-term debt obligations of UPC Broadband Holding and UPC Holding. The agreement governing the UPC Broadband Holding Bank Facility contains covenants that limit among other things, UPC Broadband Holding's ability to merge with or into another company, acquire other companies, incur additional debt, dispose of any assets unless in the ordinary course of business, enter into or guarantee a loan and enter into a hedging arrangement.

        The agreement also restricts UPC Broadband Holding from transferring funds to its parent company (and indirectly to LGI) through loans, advances or dividends. If a change of control occurs, as defined in the UPC Broadband Holding Bank Facility, the facility agent may cancel each Facility and demand full payment. The UPC Broadband Holding Bank Facility requires compliance with various financial covenants such as: (i) senior debt to annualized EBITDA (as defined in the UPC Broadband Holding Bank Facility), (ii) EBITDA to total cash interest, (iii) EBITDA to senior debt service, (iv) EBITDA to senior interest and (v) total debt to annualized EBITDA.

        The components of the UPC Broadband Holding Bank Facility are as follows:

			UPC Holding Post-LGI Combination			UPC Holding Pre-LGI Combination
			December 31, 2005			December 31, 2004
Facility	Denomination Currency	Maturity	Interest Rate(3)	Unused borrowing capacity	Outstanding principal amount	Outstanding principal amount
				amounts in thousands
A(1)(2)	EUR	June 30, 2008	EURIBOR +2.75%	€500,000	€–	€–
B	EUR	–	–	–		1,160,026
C1	EUR	–	–	–		44,338
C2	USD	–	–	–		129,075
E	EUR	–	–	–		1,021,853
F1(1)	EUR	December 31, 2011	EURIBOR +4.0%	–	140,000	140,000
F2(1)	USD	December 31, 2011	LIBOR +3.50%	–	443,678	384,983
G(1)	EUR	April 1, 2010	EURIBOR +2.50%	–	1,000,000	–
H1(1)	EUR	September 30, 2012	EURIBOR +2.75%	–	550,000	–
H2(1)	USD	September 30, 2012	LIBOR +2.75%	–	1,056,375	–
I(1)(2)	EUR	April 1, 2010	EURIBOR +2.50%	265,001	235,000	–

Total				€765,001	€3,425,053	€2,880,275

(1)
The interest rate margin is variable based on certain leverage ratios.

(2)
Facility A is a revolving credit facility and Facility I is a redrawable term loan facility. The borrowing capacity under each facility can be used to finance additional permitted acquisitions and for general corporate purposes, subject to covenant compliance. Based on the December 31, 2005 covenant compliance calculations, the aggregate amount that was available for borrowing under these Facilities was approximately €229 million ($271 million), subject to the completion of UPC Holding's fourth quarter bank reporting requirements. Facility A and Facility I provide for an annual commitment fee of 0.75% of the unused portion of each Facility.

(3)
Interest rate information shown in the table does not reflect the impact of interest rate exchange agreements. As of December 31, 2005, the EURIBOR rates ranged from 2.10% to 2.46% and the LIBOR rates ranged from 3.69% to 4.05%. Excluding the effects of interest rate exchange agreements, the weighted-average interest rate on all Facilities at December 31, 2005 was approximately 5.75%.

        On December 15, 2005 UPC Broadband Holding entered into amendments that waive the application of certain restrictive covenants contained in the UPC Broadband Holding Bank Facility to the disposition of entities comprising UPC Broadband Holding's Scandinavian cable business. Pursuant to the terms of the amendments, a portion of the proceeds generated by such disposition, in an amount equal to four times the annualized EBITDA (as defined in the UPC Broadband Holding Bank Facility) of the disposed entities for the last two financial quarters for which financial information has been provided to the lenders, must be applied towards prepayment of borrowings under the UPC Broadband Holding Bank Facility. On January 24, 2006, a portion of the proceeds from the sale of UPC Norway of approximately €175 million ($214 million at the transaction date) were applied toward the prepayment of Facility I under the UPC Broadband Holding Bank Facility. The amount repaid may be reborrowed subject to covenant compliance.

  UPC Holding Senior Notes

        On July 29, 2005 UPC Holding issued €500 million principal amount of 7.75% Senior Notes. On October 10, 2005, UPC Holding issued €300 million principal amount of 8.625% Senior Notes. Both issues of the UPC Holding Senior Notes mature on January 15, 2014.

        Both issues of the UPC Holding Senior Notes are senior obligations that rank equally with all of the existing and future senior debt and senior to all existing and future subordinated debt of UPC Holding. The UPC Holding Senior Notes are secured by a first-ranking pledge of all shares of UPC Holding.

        At any time prior to July 15, 2008, UPC Holding may redeem some or all of the UPC Holding Senior Notes by paying a "make-whole" premium, which is the present value of all scheduled interest payments until July 15, 2008 using the discount rate equal to the yield of the comparable German government bond (BUND) issue as of the redemption date plus 50 basis points.

        At any time on or after July 15, 2008, UPC Holding may redeem some or all of the UPC Holding Senior Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and additional amounts, if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on July 15 of the years set out below:

	Redemption price
Year	7.75% Senior Notes	8.625% Senior Notes
	Percentage of principal amount
2008	107.750%	108.625%
2009	103.875%	104.313%
2010	101.938%	102.156%
2011 and thereafter	100.000%	100.000%

        In addition, at any time prior to July 15, 2008, UPC Holding may redeem up to 35% of the UPC Holding Senior Notes (at redemption price of 107.75% and 108.625% of the respective principal amounts) with the net proceeds from one or more specified equity offerings.

        UPC Holding may redeem all of the UPC Holding Senior Notes at a price equal to their principal amount plus accrued and unpaid interest upon the occurrence of certain changes in tax law. If UPC Holding or certain of its subsidiaries sell certain assets or experience specific changes in control, UPC Holding must offer to repurchase the UPC Holding Senior Notes at a redemption price of 101%.

Maturities of Shareholder Loan, Debt and Capital Lease Obligations

        Debt and capital lease obligation maturities for the next five years and thereafter are as follows (amounts in thousands):

	Payments due during:
	Years ended December 31,
	2006	2007	2008	2009	2010	Thereafter	Total
Shareholder loan	€–	€–	€–	€–	€–	€ 7,057,050	€ 7,057,050
UPC Broadband Holding Bank Facility	–	–		2,918	1,240,837	2,181,298	3,425,053
UPC 7 3/4% Senior Notes due 2014	–	–	–	–	–	500,000	500,000
UPC 8 5/8% Senior Notes due 2014	–	–	–	–	–	300,000	300,000
Other debt	3,672	3,602	3,262	2,212	2,060	476	15,284

Total shareholder loan and debt	3,672	3,602	3,262	5,130	1,242,897	10,038,824	11,297,387
Capital lease obligations	2,635	2,427	2,590	2,722	6,040	17,453	33,867

Total shareholder loan, debt and capital lease obligations.	€6,307	€6,029	€5,852	€7,852	€1,248,937	€10,056,277	€11,331,254

        With the exception of the UPC Holding Senior Notes, which had an aggregate fair value of €757 million at December 31, 2005, we believe that the fair value and carrying value of our debt were approximately equal at December 31, 2005. We believe that the fair value and carrying value of our debt were approximately equal at December 31, 2004. We used the average of applicable bid and offer prices to value most of our debt instruments.

10.   Income Taxes

        UPC Holding and certain of its Dutch subsidiaries ("UPC Holding BV") are part of a tax fiscal unity with its ultimate parent company United Pan-European Communications NV ("UPC NV") and certain other non-UPC Holding subsidiaries. The income taxes of subsidiaries not included within the fiscal unity are presented in our financial statements on a separate return basis for each tax paying entity or group based on the local tax law.

        For tax purposes UPC Holding's net operating losses for the year can be offset with taxable income of UPC NV non-UPC Holding subsidiaries within the fiscal unity. To the extent that UPC Holding's net operating losses are not offset with taxable income, they will be available to reduce Dutch taxable income of the UPC NV fiscal unity in future periods indefinitely. UPC Holding and UPC NV do not operate under a tax sharing agreement and no cash payments are made between the companies related to Dutch tax liabilities.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

	Post-LGI Combination (note 2)	Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
Deferred Tax Assets:
Tax net operating loss carry forward	€1,083,336	€989,918
Property, Plant and Equipment, net	213,242	392,075
Intangible Assets	163,293	32,487
Investments	(116)	42,039
Receivables	3,460	2,641
Provisions	7,217	9,628
Other	14,705	20,239

Total Deferred Tax Asset	€1,485,137	€1,489,027

Valuation allowance	(1,176,994)	(1,348,721)

Deferred tax assets, net of valuation allowance	€308,143	€140,306

Deferred Tax Liabilities:
Property, plant and equipment, net	(98,902)	(21,065)
Intangible Assets	(183,696)	(74,343)
Provisions	(23,259)	—
Other	(24,748)	(22,642)

Total deferred tax liabilities	€(330,605)	€(118,050)

Deferred tax asset/(liability), net	€(22,462)	€22,256

        The current and non-current components of our deferred tax assets (liabilities) are as follows:

	Post-LGI Combination (note 2)	Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
Current deferred tax assets	€39,404	€13,478
Non-current deferred tax assets	74,128	33,871
Current deferred tax liabilities	(2,099)	(874)
Non-current deferred tax liabilities	(133,895)	(24,219)

Deferred tax asset (liability), net	€(22,462)	€22,256

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax loss carryforwards utilizable.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

        Our deferred income tax valuation allowance decreased €202,749,000 for the Post-LGI Combination for the six months ended December 31, 2005 and increased €31,022,000 for the Pre-LGI Combination six months ended June 30, 2005. Such decrease reflects the net effect of (i) Post-LGI Combination for the six months ended December 31, 2005 €12,945,000 benefit to tax expense and the Pre-LGI Combination six months ended June 30, 2005 €41,735,000 charge to the tax expense (ii) acquisitions and similar transactions, (iii) foreign currency translation adjustments and (iv) valuation allowances released to goodwill. Approximately €1.0 billion of the valuation allowance recorded as of December 31, 2005 was attributable to deferred tax assets for which any subsequently recognized tax benefits will be allocated to reduce goodwill related to various business combinations. It is more likely than not that our company will generate future income within the applicable tax jurisdictions to realize deferred tax assets.

        Income tax (benefit) expense attributable to our company's earnings (loss) before taxes, minority interest and discontinued operations differs from the amounts computed by applying the Dutch income tax rate of 31.5% in 2005 and 34.5% in 2004, as a result of the following:

	Post-LGI Combination (note 2)
		Pre-LGI Combination
	Six months ended December 31, 2005
		Six months ended June 30, 2005	Year ended December 31, 2004
	amounts in thousands
Expected income tax benefit at the Dutch statutory rate of 31.5% in 2005 and 34.5% in 2004	€(90,923)	€(110,076)	€(313,750)
Tax effect of permanent and other differences:
Non deductible interest	64,078	78,120	235,655
Waiver of debt restructuring in Poland	36,750	–	–
Non-deductible foreign exchange results	9,553	–	–
Adjustments for enacted CIT rate changes	5,810	(35)	88,710
State and local taxes	2,615	1,473	–
International rate differences	2,016	175	(1,541)
Adjustments for Expired losses	745	1,898	1,670
Non-taxable Debt Extinguishment Income	–	–	(32,756)
Loss on investments, subsidiaries, or affiliates	(2,604)	4	(19,889)
Non deductible expenses	(2,955)	158	471
Adjustment change in filing position	(4,159)	–	–
Other	(9,723)	5,164	876
Change in valuation allowance	(12,945)	41,735	45,827
Non-taxable interest and investment income and loss	(14,475)	(8,419)	1,571

Total income tax expense (benefit)	€(16,217)	€10,197	€6,844

        The Corporate Income Tax (CIT) rate change mainly relates to the Netherlands where the CIT rate will go down in two steps. As per January 1, 2006 the rate will go to 29.6%, as per January 1, 2007 to 29.1%. Of the €5,775,000 tax adjustments related to the tax rate changes, €6,526,000 relates to the

Netherlands of which €6,253,000 relates to Net Operating Losses (NOL's), and the remaining (€751,000) relates to the Czech Republic.

        Income tax expense (benefit) consists of the following:

	Post-LGI Combination (note 2)
		Pre-LGI Combination
	Six months ended December 31, 2005
		Six months ended June 30, 2005	Year ended December 31, 2004
	amounts in thousands
Current:
Domestic	€33	€46	€–
Foreign jurisdiction	4,149	3,213	4,019

Total current	€4,182	€3,259	€4,019

Deferred:
Domestic	(9,319)	5,458	(1,304)
Foreign jurisdiction	(11,080)	1,480	4,129

Total deferred	€(20,399)	€6,938	€2,825

Income tax expense (benefit)	€(16,217)	€10,197	€6,844

        The pre-tax book loss of €638,094,000 consists of €36,598,000 foreign pre-tax book loss and €601,496,000 domestic pre-tax book loss.

        The significant components of our tax loss carryforwards are as follows:

	Tax Loss Carry forward	Related Tax Asset	Expiration Date
	amounts in thousands
Country
France	€1,994,682	€686,769	Indefinite
The Netherlands	996,742	290,052	Indefinite
Ireland	310,768	38,846	Indefinite
Austria	128,284	32,071	Indefinite
Poland	61,963	11,773	2006–2010
Sweden	40,514	11,344	Indefinite
Hungary	27,619	4,419	2006–2009
Czech Republic	16,308	3,914	2006–2007
Belgium	8,379	2,849	Indefinite
Slovak Republic	6,726	1,278	2006–2007
Slovenia	84	21	Indefinite

	€3,592,069	€1,083,336

        Our tax loss carryforwards within each jurisdiction combine all companies' tax losses in that jurisdiction, however, certain tax jurisdictions limit the ability to offset taxable income of a separate company or different tax group with the tax losses associated with another separate company or group. Some losses are limited in use due to a change in control or same business tests.

        The losses of UPC Broadband NV fiscal unity and the pre fiscal unity losses of UPC Holding BV and its subsidiaries can only be offset with profits that occur within these groups. The loss of the year 2005 that relates to UPC Holding BV and its subsidiaries can also be offset against profits of other entities within the fiscal unity of UPC NV.

11.   Stockholders' Equity

        UPC Holding is a private limited liability company under Dutch law. The authorized share capital of the Company equals one hundred thousands euros (€100,000), divided into one thousand shares with a nominal value of one hundred euros (€100) each. As per December 31, 2005 and 2004, respectively, two hundred shares have been issued and fully paid-in. All shares are registered; no share certificates can be issued. All shares are ordinary shares for a private limited liability company under Dutch law. A shareholder wishing to transfer one or more of his shares must first offer his shares to co-shareholders in a written notification to the Management Board, stating the number of Shares to be transferred. Management is required to give notice within two weeks after the notification to the co-shareholders. Co-shareholders have the possibility to notify management of a decision to purchase the shares within two weeks after the notification by the Management Board. If the company itself is a co-shareholder, it can only be entitled to act as an interested party with the consent of the offer or of the shares. Each shareholder has the right of pre-emption in proportion to the aggregate nominal value of its shares subject to certain limitations including as prescribed by Dutch Law. No preference or priority rights exist for profit distribution, voting or dissolution and liquidation.

SARs Reclassification

        During the fourth quarter of 2005, we concluded that we had both the ability and intent to satisfy most of our obligations under LGI SARS with shares of LGI common stock. As a result, we have reclassified €25,717,000 of our obligations under LGI SARs from liability accounts to additional paid-in capital.

12.   Stock Incentive Awards

        All references herein to the number of outstanding LGI stock options and the related exercise prices reflect terms modified as a result of the LGI Combination (see note3) and the Stock Dividend (see note 3).

  The LGI Incentive Plan

        The Liberty Global, Inc. Incentive Plan, as amended and restated (the LGI Incentive Plan) is administered by the compensation committee of our board of directors. The compensation committee of our board has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The incentive plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. The compensation committee may grant non-qualified stock options, stock appreciation rights (SARs), restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the incentive plan (collectively, awards).

        The maximum number of shares of LGI common stock with respect to which awards may be issued under the incentive plan is 50 million, subject to anti-dilution and other adjustment provisions of the LGI Incentive Plan, of which no more than 25 million shares may consist of LGI Series B common stock. With limited exceptions, no person may be granted in any calendar year awards covering more than 4 million shares of our common stock, of which no more than 2 million shares may consist of LGI Series B common stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million. Shares of our common stock issuable pursuant to awards made under the incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. Options under the LGI Incentive Plan issued after the LGI Combination generally (i) vest 12.5% on the six month anniversary of the grant date and then vest at a rate of 6.25% each quarter thereafter, and (ii) expire 7 years after the grant date. The LGI Incentive Plan had 39,282,805 shares available for grant as of December 31, 2005. These shares may be awarded in any series of stock, except that no more than 23,372,168 shares may be awarded in LGI Series B common stock.

  UGC Equity Incentive Plan, UGC Director Plans and UGC Employee Plan

        Options, restricted stock and SARs were granted to employees of UGC prior to the LGI Combination under these plans. No new grants will be made under these plans. The weighted average remaining terms and vesting periods of the options, restricted stock and SARs issued under these plans are summarized below:

	Weighted average remaining term	Weighted average remaining vesting period
	amounts in years
UGC Equity Incentive Plan:
Options – LGI Series A and C common stock	8.9	4.0
Restricted stock – LGI Series A and C common stock	3.9	3.9
SARs – LGI Series A and C common stock	8.0	3.7
UGC Employee Plan:
Options – LGI Series A and C common stock	2.0	–

        A summary of stock option, SARs and restricted stock activity in 2004 and 2005 is as follows:

	Options
								SARs		Restricted Stock
	LGI Incentive Plan			UGC Employee Plan		UGC Equity Incentive Plan
								UGC Equity Incentive Plan/LGI Incentive Plan(1)
		Weighted average exercise price			Weighted average exercise price		Weighted average exercise price
LGI Series A common stock	Number			Number		Number		Number	Weighted average base price	Number	Weighted average stock price
Outstanding at January 1, 2004	–		$–	–	$–	–	$–	$4,213,784	$9.61	–	$–
Granted	—		—	–	–	406,218	18.21	933,553	17.52	26,831	22.80
Canceled	–		–	–	–	–	–	(211,932)	9.61	–	–
Exercised	–		–	–	–	–	–	(771,550)	8.77	–	–

Outstanding at December 31, 2004	–		–	–	–	406,218	18.21	4,163,855	10.82	26,831	22.80
Granted	428,500		24.02	–	–	–	–	1,110,700	25.87	–	–
Transfer in/out	–		–	44,908	12.39	(14,009)	17.83	(129,992)	17.11	–	–
Canceled	–		–	–	–	(64,544)	17.83	(146,498)	8.87	–	–
Released from restrictions	–		–	–	–	–	–	–	–	(5,366)	22.80
Exercised	–		–	(42,322)	12.48	(35,231)	17.83	(647,821)	9.99	–	–

Outstanding at December 31, 2005	428,500		$24.02	2,586	$10.89	292,434	$18.36	4,350,244	$14.25	21,465	$22.80

Exercisable at December 31, 2005	n/a	$	n/a	2,586	$10.89	42,443	$18.57	393,083	$11.54	n/a	n/a

(1)
With the exception of the 2005 grants, which were granted under the LGI Incentive Plan, all activity relates to SARs and restricted shares granted under the UGC Equity Incentive Plan.

	Options							SARs		Restricted Stock
	LGI Incentive Plan			UGC Employee Plan		UGC Equity Incentive Plan		UGC Equity Incentive Plan/LGI Incentive Plan(1)
LGI Series C common stock	Number	Weighted average exercise price		Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average base price	Number	Weighted average stock price
Outstanding at January 1, 2004	–		$–	–	$–	–	$–	4,213,784	$8.39	–	$–
Granted	–		–	–	–	406,218	17.24	933,553	16.59	26,831	21.58
Canceled	–		–	–	–	–	–	(211,932)	9.09	–	–
Exercised	–		–	–	–	–	–	(771,550)	8.30	–	–

Outstanding at December 31, 2004	–		–	–	–	406,218	17.24	4,163,855	10.25	26,831	21.58
Granted	428,500		22.73	–	–	–	–	1,110,700	24.49	–	–
Transfer in/out	–		–	44,908	12.39	(14,009)	17.83	(129,992)	17.11	–	–
Canceled	–		–	–	–	(64,544)	16.88	(146,498)	8.40	–	–
Released from restrictions	–		–	–	–	–	–	–	–	(5,366)	21.58
Exercised	–		–	(42,322)	11.81	(35,231)	16.88	(658,153)	9.50	–	–

Outstanding at December 31, 2005	428,500		$22.73	2,586	$10.31	292,434	$17.39	4,339,912	$13.49	21,465	$21.58

Exercisable at December 31, 2005	n/a	$	n/a	2,586	$10.31	42,443	$17.58	382,751	$10.89	n/a	n/a

(1)
With the exception of the 2005 grants, which were granted under the LGI Incentive Plan, all activity relates to SARs and restricted shares granted under the UGC Equity Incentive Plan.

	Options(1)			UGC Equity Incentive Plan SARs(2)				Restricted Stock(2)
	Number	Weighted average exercise price	Weighted average grant-date fair value	Number	Weighted average base price	Weighted average grant-date fair value	Number	Weighted average stock price	Weighted average grant-date fair value
LGI Series A common stock:
2004 grants:
Less than market price	–	$–	$–	30,631	$6.84	$10.89	–	$–	$–
Equal to market price	406,218	18.21	14.61	902,922	17.89	14.42	26,831	22.80	22.80
More than market price	–	–	–	–	–	–	–	–	–

Total 2004 grants	406,218	$18.21	$14.61	933,553	$17.52	$14.45	26,831	$22.80	$22.80

2005 grants:
Less than market price	–	$–	$–	–	$–	$–	–	$–	$–
Equal to market price	428,500	24.02	7.83	1,110,700	25.87	7.84	–	–	–
More than market price	–	–	–	–	–	–	–	–	–

Total 2005 grants	428,500	$24.02	$7.83	1,110,700	$25.87	$7.84	–	$–	$–

LGI Series C common stock:
2004 grants:
Less than market price	–	$–	$–	30,631	$6.48	$10.31	–	$–	$–
Equal to market price	406,218	17.24	13.83	902,922	16.94	13.65	26,831	21.58	21.58
More than market price	–	–	–	–	–	–	–	–	–

Total 2004 grants	406,218	$17.24	$13.83	933,553	$16.59	$13.68	26,831	$21.58	21.58

2005 grants:
Less than market price	–	$–	$–	–	$–	$–	–	$–	$–
Equal to market price	428,500	22.73	7.41	1,110,700	24.49	7.42	–	–	–
More than market price	–	–	–	–	–	–	–	–	–

Total 2005 grants	428,500	$22.73	$7.41	1,110,700	$24.49	$7.42	–	$–	$–

(1)
Includes options granted under the LGI Incentive Plan, the UGC Employee Plan and the UGC Equity Incentive Plan.

(2)
Includes grants made under the UGC Equity Incentive Plan and the LGI Incentive Plan.

        The following tables summarize information about our stock options, SARs and restricted stock at December 31, 2005:

	Options outstanding
				Options exercisable
		Weighted average remaining contractual life (years)
Exercise Price Range	Number		Weighted average exercise price	Number	Weighted average exercise price
LGI Series A common stock
$10.89	2,586	1.97	$10.89	2,586	$10.89
$17.83 – $24.02	720,934	7.48	$21.73	42,443	$18.57

	723,520	7.46	$21.69	45,029	$18.12

LGI Series C common stock
$10.31	2,586	1.97	$10.31	2,586	$10.31
$16.88 – $22.73	720,934	7.48	$20.56	42,443	$17.58

	723,520	7.46	$20.53	45,029	$17.16

	SARs outstanding
				SARs exercisable
		Weighted average remaining contractual life (years)
Base Price Range	Number		Weighted average base price	Number	Weighted average base price
LGI Series A common stock
$6.84	1,224,684	7.77	$6.84	101,056	$6.84
$10.90 – $14.69	1,362,202	7.79	11.02	204,094	11.06
$16.93 – $24.02	1,746,358	7.40	21.85	87,933	18.07
$26.15	17,000	6.74	26.15	–	–

	4,350,244	7.62	$14.25	393,083	$11.54

LGI Series C common stock
$6.48	1,221,888	7.77	$6.48	98,260	$6.48
$10.31 – $13.90	1,359,406	7.79	10.42	201,298	10.46
$16.02 – $22.73	1,741,618	7.40	20.69	83,193	17.13
$24.96	17,000	6.74	24.96	–	–

	4,339,912	7.62	$13.49	382,751	$10.89

        A total of 1,224,684 LGI Series A common stock capped SARs and 1,221,888 LGI Series C common stock capped SARs are included in the total SARs outstanding as of December 31, 2005. The holders of LGI Series A common stock capped SAR will receive the difference between $6.84 and the lesser of $10.90 or the market price of LGI Series A common stock on the date of exercise. The holders of LGI Series C common stock capped SARs will receive the difference between $6.48 and the lesser of $10.31 or the market price of LGI Series C common stock on the date of exercise.

	Restricted stock outstanding
Stock Price Range	Number	Weighted average remaining contractual life (years)	Weighted average stock price
LGI Series A common stock
$22.80	21,465	3.90	$22.80

LGI Series C common stock
$21.58	21,465	3.90	$21.58

13.   Related Party Transactions

        In the ordinary course of business, UPC Holding and its subsidiaries had various transactions with subsidiaries of LGI that are not owned by us and other affiliates.

Priority Telecom N.V.

        Priority Telecom N.V. (Priority Telecom), an indirect subsidiary of UGC, provides telecommunications services to our operating companies. Priority Telecom is a facilities-based business telecommunications provider of voice services, high-speed internet access, private data networks and customized network services that focuses primarily on its core metropolitan markets in The Netherlands, Austria and Norway.

        The metropolitan and national networks used by Priority Telecom are based on 25-year indefeasible rights of use (IRU) granted by our operating companies. As part of the IRU agreements, Priority Telecom pays our operating companies annual administration, operations and maintenance fees.

        We have also entered into operating agreements with Priority Telecom, whereby we offer each other a range of services. The services that we provide to Priority Telecom include equipment, local loop and other capacity leases. Management believes that the amounts charged are reasonable.

Pay and transactional television

        chellomedia B.V. (chellomedia), an indirect subsidiary of UGC, and its subsidiaries and affiliates, provide our operating companies with pay television products and services. Management believes that the amounts charged are reasonable. chellomedia Programming BV provides services to our company relating to Transactional Television, branded as Arrivo and services from the interactive services division of chellomedia. Transactional Television consists of Near Video On Demand (NVOD) and Video On Demand (VOD).

Other related party transactions

        Related party transactions of UPC Holding are comprised of the following amounts:

	Post-LGI Combination (note 2)	Pre-LGI Combination
	Six months ended December 31, 2005	Six months ended June 30, 2005	Year ended December 31, 2004
	amounts in thousands
Revenue	€5,595	€6,015	€15,298
Operating expenses	23,584	19,671	16,069
Selling, general & administrative expenses	2,716	2,295	11,044
Management fee (charges) credits	(1,385)	4,431	39,206

Included in operating income	(19,320)	(20,382)	(51,021)
Interest income	–	–	698
Interest expense	(281,768)	(268,085)	(682,335)

Included in net loss	€(301,088)	€(288,467)	€(732,658)

        Revenue.    The revenue is primarily related to revenue recognized for the provision of network related services to Priority Telecom.

        Operating Expenses.    Related party operating expenses primarily relate to (i) switch and interconnect costs for Priority Telecom's services of €5,726,000, €5,216,000 and €8,732,000 for the six months ended December 31, 2005 and June 30, 2005 and the year ended December 31, 2004, respectively and (ii) costs for programming and interactive services of €17,858,000, €14,455,000 and €7,337,000 for the six months ended December 31, 2005 and June 30, 2005 and for the year ended December 31, 2004, respectively.

        Selling, General & Administrative Expenses.    Related party SG&A expenses include information technology, network operations and other administrative charges (credits) from UGC Europe of €669,000, €893,000 and €9,612,000 for the six months ended December 31, 2005 and June 30, 2005 and the year ended December 31, 2004, respectively. In addition, related party SG&A expenses include management service fees from UGC of $1,800,000, $1,800,000 and $3,600,000 in the six months ended December 31, 2005 and June 30, 2005 and the year ended December 31, 2004, respectively.

        Management Fees.    UPC Holding recorded management fees charges (credits) of (€1,385,000), €4,431,000 and €39,206,000 for the six months ended December 31, 2005 and June 30, 2005,and the year ended December 31, 2004, respectively. Related party management charges relate primarily to programming fees allocated by UPC N.V., a subsidiary of UGC. Related party management credits relate primarily to the allocation of certain overhead and other expenses to other subsidiaries of LGI. In addition, the 2004 amount includes €39,200,000 million of programming and other costs that were charged to our company by UPC N.V. following UPC N.V.'s settlement of a dispute with a third party regarding the terms of a programming agreement.

        Interest Income.    UPC Holding had interest income of nil and €698,000 for the year ended December 31, 2005 and 2004, respectively, which primarily relates to interest income on amounts loaned to Priority Telecom. In July 2004, UPC Holding transferred the loan with Priority Telecom, at carrying value, to an indirect subsidiary of UGC Europe and settled the transfer through its shareholder loan.

        Interest Expense.    UPC Holding had interest expense of €281,768,000, €268,085,000 and €682,315,000 for the six months ended December 31, 2005 and June 30, 2005 and the year ended December 31, 2004, respectively, related to interest expense on its shareholder loans. The interest expense is not paid in cash, but added to the shareholder loan. See note 9.

        The following table provides details of the related party balances of UPC Holding as at December 31, 2005 and as at December 31, 2004:

	Post-LGI Combination (note 2)	Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
Related party receivables:
Accounts receivable	€7,821	€6,699
Unbilled revenue	4,792	1,987
Loans receivable	–	19,517

Total	12,613	28,203

Related party payables:
Accounts payable	14,755	57,518
Accrued liabilities	14,133	1,260
Shareholder loan	7,057,050	7,004,317

Total	€7,085,938	€7,063,095

        Loans receivables related party.    The €19.5 million of loans receivable at December 31, 2004, which was attributable to the sale of interactive assets to UPC Programming B.V. in 2004, was settled through the shareholders loan in 2005.

        Accounts payable related party.    The movement in accounts payable related party from €57,518,000 to €14,755,000 from December 31, 2004 to December 31, 2005 was mainly attributable to the settlement of programming and contract termination costs of €44.5 million recharged from UPC N.V.

        Transfer of assets between related parties.    chellomedia Programming BV sold asset held by its ISG and Arrivo business units to UPC Broadband. The assets were transferred on September 30, 2005 at a net book value of €11,315,000 payable in cash.

        Shareholder loan.    For the changes in the shareholder loan, see note 9.

14.   Commitments and Contingencies

Commitments

        In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to non-cancelable leases, programming contracts, purchases of customer premise equipment, construction activities, network maintenance, and upgrade and other commitments arising from our agreements with local franchise authorities. We expect that in the normal course of business, operating leases that expire generally will be renewed or replaced by similar leases. As of December 31, 2005, such commitments are as follows:

	Payments due during:
	Years ended December 31,
	2006	2007	2008	2009	2010	Thereafter	Total
				amounts in thousands
Operating leases	€53,789	€48,610	€34,202	€23,307	€16,255	€77,714	€253,877
Programming and other purchase commitments	100,866	11,453	8,218	2,938	1,076	13,328	137,879
Other commitments	117,462	12,359	5,051	3,787	3,731	8,561	150,951

Total commitments	€ 272,117	€ 72,422	€ 47,471	€ 30,032	€ 21,062	€ 99,603	€ 542,707

        Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees, regardless of the actual number of subscribers to the programming services or whether we terminate cable service to a portion of our subscribers or dispose of a portion of our cable systems. Satellite commitments consist of obligations associated with satellite services provided to our company. Other purchase obligations include commitments to purchase customer premise equipment that are enforceable and legally binding on us.

        Other commitments consist of commitments to rebuild or upgrade cable systems and to extend the cable network to new developments, and perform network maintenance, and other fixed minimum contractual commitments associated with our agreements with franchise or municipal authorities. The amount and timing of the payments included in the table with respect to our rebuild, upgrade and network extension commitments are estimated based on the remaining capital required to bring the cable distribution system into compliance with the requirements of the applicable franchise agreement specifications.

        In addition to the commitments set forth in the table above, we have commitments under agreements with programming vendors, franchise authorities and municipalities, and other third parties pursuant to which we expect to make payments in future periods. Such amounts are not included in the above table because they are not fixed or determinable due to various factors.

        Rental expense under non-cancelable operating lease arrangements amounted to € 41,553,000, €30,865,000 and €42,677,000 for the six months ended December 31, 2005 and June 30, 2005 and the year ended 2004, respectively. It is expected that in the normal course of business, operating leases that expire generally will be renewed or replaced by similar leases.

Contingent Obligations

        In addition to the foregoing items, we have contingent liabilities related to (i) legal proceedings, (ii) wage, property and sales tax issues and (iii) other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In our opinion, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to our consolidated financial statements.

Guarantees and Other Credit Enhancements

        In the ordinary course of business, we have provided indemnifications to (i) purchasers of certain of our assets, (ii) our lenders, (iii) our vendors and (iv) other parties. In addition, we have provided performance and/or financial guarantees to local municipalities, our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.

Legal Proceedings and Other Contingencies

        The Netherlands Rate Increases—On September 28, 2005, the Dutch competition authority, NMA, informed UPC Nederland B.V. (UPC NL), our Dutch subsidiary, that it had closed its investigation with respect to the price increases for our analog video services in 2003-2005. The NMA concluded that the price increases were not excessive and therefore we did not abuse our dominant position in the analog video services market. This decision was, for six weeks, open for appeal by parties who could show they had an interest in the matter. The incumbent telecommunications operator submitted an appeal. UPC NL is objecting to the admissibility of this appeal. The NMA is expected to make a decision during the first quarter of 2006.

        Historically, in many parts of The Netherlands, UPC NL is a party to contracts with local municipalities that seek to control aspects of its Dutch business including, in some cases, pricing and package composition. Most of these contracts have been eliminated by agreement, although some contracts are still in force and under negotiation. In some cases there is litigation ongoing with certain municipalities resisting UPC NL's attempts to move away from the contracts.

        The Netherlands Regulatory Developments—As part of the process of implementing certain directives promulgated by the European Union in 2003, the Dutch national regulatory authority (OPTA) has been analyzing eighteen markets predefined in the directives to determine if any operator or service provider has "significant market power" within the meaning of the EU directives. In relation to video services OPTA has analyzed market 18 (whole sale market for video services) and an additional nineteenth market relating to the retail delivery of radio and television packages (retail market). On March 17, 2006 OPTA announced its decisions on both markets. The decisions are in line with the draft decisions that were approved by the Commission of European Communities (EC Commission) in November and December 2005. OPTA's findings are that UPC NL has significant market power in the distribution of both free-to-air and pay television programming on a wholesale and retail level. The OPTA decision in relation to market 18 (wholesale market for video services) includes the obligation to provide access to content providers and packagers that seek to distribute content over UPC NL's network using their own conditional access platforms. This access must be offered on a non-discriminatory and transparent basis at cost oriented prices regulated by OPTA. Further, the decision requires UPC NL to grant program providers access to our basic tier offering in certain circumstances in line with current laws and regulations. UPC NL will have to reply within 15 days after a request for access. OPTA has stated that requests for access must be reasonable and has given some broad guidelines filling in this concept. Examples of requests that will not be deemed to be reasonable are: requests by third parties who have an alternative infrastructure; requests that would hamper the development of innovative services; or requests that would result in disproportionate use of available network capacity due to the duplication of already existing offerings of UPC NL. Its is expected that OPTA will develop the concept of reasonableness by the creation of guidelines and/or by the development of case law.

        On the same date OPTA also announced its decision on the market relating to the retail delivery of radio and television packages (retail market). The decision is limited to one year (2006) and OPTA will not intervene in UPC Nl's retail prices as long as UPC NL does not increase its basic analogue subscription fee by more than the CPI increase (which UPC NL did not do). Furthermore the decision includes two additional obligations: (i) to continue to offer the analogue video services on a standalone basis without requiring customers to buy other services and (ii) to publish on the website of UPC NL which part of the monthly subscription fees relates to programming costs.

        Income Taxes—We operate in numerous countries around the world and accordingly we are subject to, and pay annual income taxes under, the various income tax regimes in the countries in which we operate. The tax rules and regulations in many countries are highly complex and subject to interpretation. In the normal course of business, we may be subject to a review of our income tax filings by various taxing authorities. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. Such disputes may result in future tax and interest assessments by these taxing authorities. We have recorded an estimated liability in our consolidated tax provision for any such amount that we do not have a probable position of sustaining upon review of the taxing authorities. We adjust our estimates periodically because of ongoing examinations by and settlements with the various taxing authorities, as well as changes in tax laws, regulations, interpretations, and precedent. We believe that adequate accruals have been made for contingencies related to income taxes, and have classified these in long-term liabilities based upon our estimate of when the ultimate resolution of the contingent liability will occur. The ultimate resolution of the contingent liability will take place upon the earlier of (i) the settlement date with the applicable taxing authorities or (ii) the date when the tax authorities are statutorily prohibited from adjusting the company's tax computations. Any difference between the amount accrued and the ultimate settlement amount, if any, will be released to income or recorded as a reduction of goodwill depending upon whether the liability was initially recorded in purchase accounting.

        Regulatory Issues—Video distribution, Internet, telephony and content businesses are regulated in each of the countries in which we operate. The scope of regulation varies from country to country, although in some significant respects regulation in European markets is harmonized under the regulatory structure of the European Union. Adverse regulatory developments could subject our businesses to a number of risks. Regulation could limit growth, revenue and the number and types of services offered. In addition, regulation may restrict our operations and subject them to further competitive pressure, including pricing restrictions, interconnect and other access obligations, and restrictions or controls on content, including content provided by third parties. Failure to comply with current or future regulation could expose our businesses to various penalties.

15.   Information about Operating Segments

        We own a variety of international subsidiaries and investments that provide broadband communications services, and to a lesser extent, video programming services. We identify our reportable segments as (i) those consolidated subsidiaries that represent 10% or more of our revenue, operating cash flow (as defined below), or total assets, and (ii) those equity method affiliates where our investment or share of operating cash flow represents 10% or more of our total assets or operating cash flow, respectively. In certain cases, we may elect to include an operating segment in our segment disclosure that does not meet the above-described criteria for a reportable segment. We evaluate performance and make decisions about allocating resources to our operating segments based on financial measures such as revenue and operating cash flow. In addition, we review non-financial measures such as subscriber growth and penetration, as appropriate.

        Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations is presented below. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

        We have identified the following consolidated operating segments as our reportable segments:

  •
  The Netherlands

  •
  France

  •
  Austria

  •
  Other Western Europe

  •
  Hungary

  •
  Other Central and Eastern Europe

        All of the reportable segments set forth above provide broadband communications services. The UPC Broadband operating segments provide video, voice and Internet access services in 12 European countries. Other Western Europe includes our operating segments in Ireland, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Corporate and other includes our corporate segment.

        Prior to January 2005, the Internet division of chellomedia, which we refer to as chello broadband, provided Internet access, on-line content, product development and other support activity for UPC Broadband's broadband Internet access business. In connection with the transfer of the assets and liabilities of chello broadband from chellomedia to UPC Broadband, together with the day-to-day management of the broadband Internet access business, we began reporting chello broadband as a component of UPC Broadband effective January 1, 2005. In addition, in connection with the LGI Combination, we decided that we would provide fewer reportable segments within UPC Broadband and that UPC Broadband would allocate certain costs, which previously had been reflected in the corporate and other category, to its operating segments. Additionally, the 2004 reportable segments have been (i) reclassified to present our broadband operations in Norway as discontinued operation and (ii) revised to reflect the transfer of PHL to UPC Holding. See note 5. The segment information for the year ended December 31, 2004 has been restated to reflect the above-described changes.

  Performance Measures of Our Reportable Segments

	Post-LGI Combination (note 2)	Pre-LGI Combination (note 2)
	Six months ended December 31, 2005	Six months ended June 30, 2005	Year ended December 31, 2004
	amounts in thousands
Revenue
The Netherlands	€316,583	€310,817	€587,173
France	210,757	202,213	251,552
Austria	129,178	129,588	246,353
Other western Europe	152,447	107,623	140,176

Total Western Europe	808,965	750,241	1,225,254

Hungary	114,995	111,406	174,772
Other Central and Eastern Europe	168,217	131,075	202,613

Total Central and Eastern Europe	283,212	242,481	377,385

Corporate and other	348	407	4,169

Total UPC Holding	€1,092,525	€993,129	€1,606,808

	Post-LGI Combination	Pre-LGI Combination
Operating Cash Flow	Six months ended December 31, 2005	Six months ended June 30 2005	Year ended December 31, 2004
	amounts in thousands
The Netherlands	€141,465	€148,117	€302,293
France	42,150	36,050	36,990
Austria	54,941	55,234	98,445
Other western Europe	50,895	38,781	51,276

Total Western Europe	289,451	278,182	489,004

Hungary	43,710	43,332	66,369
Other Central and Eastern Europe	64,321	54,424	76,053

Total Central and Eastern Europe	108,031	97,756	142,422

Corporate and other	(1,849)	(2,844)	(12,248)

Total UPC Holding	€395,633	€373,094	€619,178

	Long Live Assets		Total Assets
	Post-LGI Combination (note 2)	Pre-LGI Combination	Post-LGI Combination (note 2)	Pre-LGI Combination
Balance Sheet Data	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
	amounts in thousands
The Netherlands	€2,275,758	€1,487,105	€2,328,162	€1,551,432
France	876,934	789,665	972,998	883,417
Austria	826,379	606,204	877,009	642,517
Other Western Europe	840,309	349,250	887,828	389,715

Total Western Europe	4,819,380	3,232,224	5,065,997	3,467,081

Hungary	603,369	379,041	624,958	401,472
Other Central and Eastern Europe	1,120,705	331,900	1,251,597	397,121

Total Central and Eastern Europe	1,724,074	710,941	1,876,555	798,593

Corporate and other	252,622	300,826	449,866	469,086

Total – continuing operations	6,796,076	4,243,991	7,392,418	4,734,760

Discontinued operations	–	188,855	291,156	195,804

Total	€6,796,076	€4,432,846	€7,683,574	€4,930,564

        The following table provides a reconciliation of total segment operating cash flow to earnings (loss) before income taxes, minority interests and discontinued operations:

	Post-LGI Combination (note 2)	Pre-LGI Combination
	Six months ended December 31, 2005	Six months ended June 30 2005	Year ended December 31, 2004
	amounts in thousands
Total segment operating cash flow	€395,633	€373,094	€619,178
Stock-based compensation expense	4,172	10,375	27,727
Depreciation and amortization	364,599	284,258	593,648
Related party management fee charges (credits)	(1,385)	4,431	39,206
Impairment, restructuring and other operating charges (credits)	2,471	(5,868)	31,020

Operating income	25,776	79,898	(72,423)
Interest expense, net	(117,807)	(88,305)	(195,579)
Interest expense – related party	(281,768)	(268,085)	(682,335)
Interest income and dividend	3,836	2,986	3,376
Realized and unrealized gains (losses) on derivative instruments, net	101,351	75,696	(46,889)
Foreign currency transaction gains (losses), net	(29,804)	(141,691)	55,455
Gain (loss) on extinguishment of debt	–	(9,127)	28,441
Other income (expense), net	9,770	(820)	534

Loss before income taxes, minority interest and discontinued operations	(288,646)	€(349,448)	€(909,420)

	Post-LGI Combination (note 2)	Pre-LGI Combination (note 2)
Capital Expenditures	Six months ended December 31, 2005	Six months ended June 30 2005	Year ended December 31, 2004
	amounts in thousands
The Netherlands	€64,730	€58,193	€68,260
France	55,241	48,411	55,644
Austria	20,833	18,100	43,246
Other Western Europe	32,251	27,001	37,620

Total Western Europe	173,055	151,705	204,770

Hungary	33,852	23,302	32,102
Other Central and Eastern Europe	41,311	26,670	32,056

Total Central and Eastern Europe	75,163	49,972	64,158

Corporate and other	52,552	29,617	45,243

Total UPC Holding	€300,770	€231,294	€314,171

Geographic Segments

        The revenue of our geographic segments is set forth below:

	Post-LGI Combination (note 2)	Pre-LGI Combination (note 2)
	Six months ended December 31, 2005	Six months ended June 30 2005	Year ended December 31, 2004
	amounts in thousands
The Netherlands	€316,583	€310,817	€587,173
France	210,757	202,213	251,552
Austria	129,178	129,588	246,353
Sweden	37,336	37,376	70,923
Ireland	98,460	54,619	39,140
Belgium	16,651	15,628	30,113

Total Western Europe	808,965	750,241	1,225,254

Hungary	114,995	111,406	174,772
Poland	57,308	53,521	88,651
Czech Republic	42,237	39,390	66,044
Slovak Republic	16,435	15,355	26,272
Romania	41,013	14,189	21,646
Slovenia	11,224	8,620	–

Total Central and Eastern Europe	283,212	242,481	377,385

Corporate and other	348	407	4,169

Total UPC Holding	€1,092,525	€993,129	€1,606,808

        The long-lived assets of our geographic segments are set forth below:

	Long Lived Assets
	Post-LGI Combination (note 2)	Pre-LGI Combination
	December 31, 2005	December 31, 2004
	amounts in thousands
The Netherlands	€2,275,758	€1,487,105
France	876,934	789,665
Austria	826,379	606,204
Sweden	258,911	187,609
Ireland	477,883	93,887
Belgium	103,515	67,764

Total Western Europe	4,819,380	3,232,224

Hungary	603,369	379,041
Poland	269,249	127,709
Czech Republic	268,529	132,199
Slovak Republic	87,300	44,865
Romania	434,560	27,127
Slovenia	61,067	–

Total Central and Eastern Europe	1,724,074	710,941

Corporate and other	252,622	300,826

Total consolidated – continuing operations	6,796,076	4,243,991

Discontinued operations	–	188,855

Total consolidated	€6,796,076	€4,432,846

16.   Subsequent Events

  Inode Acquisition

        On March 2, 2006, we completed the acquisition of INODE Telekommunikationsdienstleistungs GmbH, an unbundled DSL-provider in Austria, for cash consideration before direct acquisition costs of approximately €93 million.

  UPC France Letter of Intent

        On March 23, 2006, we announced that we had entered into a non-binding letter of intent to sell UPC France, which owns our broadband communications operations in France, for cash consideration of €1.25 billion. Among other things, the transaction is subject to negotiation of final documents, completion of due diligence and financing, all of which are expected to be completed during the second quarter of 2006. In the event final documents are executed, closing will be subject to the receipt of necessary regulatory approvals. No assurance can be given that this transaction will be consummated, and if consummated, that the terms contemplated by the non-binding letter of intent will not be different than those that are set forth above. Due to the fact that the letter of intent is non-binding and that the transaction contemplated thereby is subject to a number of significant contingencies, we do not currently consider UPC France to be held-for-sale as that term is defined in SFAS 144.

  UPC Sweden

        We are currently in active negotiations to dispose of UPC Sweden which owns our broadband communications operations in Sweden. If the sale proceeds, it will be subject to regulatory approval, and other customary closing conditions.

        The major assets and liabilities of UPC Sweden in the consolidated balance sheet as of December 31, 2005 which are included in our other Western Europe operating segment (see note 15) are as follows:

amounts in thousands
Current assets	€4,094
Property and equipment, net	65,863
Intangible and other assets, net	196,641

Total Assets	€266,598

Current liabilities	€22,220
Other long term liabilities	28,230

Total liabilities	€50,450

2.    Management's Discussion and Analysis of Financial Condition and
Results of Operations

        The following discussion and analysis is intended to assist in providing an understanding of our financial condition, changes in financial condition and results of operations and should be read in conjunction with our consolidated financial statements. This discussion is organized as follows:

  •
  Forward Looking Statements.    This section provides a description of certain of the factors that could cause actual results or events to differ materially from anticipated results or events.

  •
  Overview. This section provides a general description of our business and recent events.

  •
  Results of Operations.    This section provides an analysis of our results of operations for the years ended December 31, 2005 and 2004.

  •
  Liquidity and Capital Resources.    This section provides an analysis of our corporate and subsidiary liquidity, consolidated cash flow statements, and our off balance sheet arrangements and contractual commitments.

        The capitalized terms used below have been defined in the notes to the consolidated financial statements. In the following text, UPC Holding, we, us, our and our company may refer, as the context requires, to UPC Holding and its consolidated subsidiaries, before or after the LGI Combination

        Unless otherwise indicated, convenience translations into Euros are calculated as of December 31, 2005.

Forward Looking Statements

        Certain statements in this Annual Report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that statements in this Annual Report are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties. In particular, statements under Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from anticipated results or events:

  •
  economic and business conditions and industry trends in the countries in which we operate;

  •
  currency exchange risks;

  •
  consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

  •
  changes in television viewing preferences and habits by our subscribers and potential subscribers;

  •
  consumer acceptance of existing service offerings, including our newer digital video, voice and Internet access services;

  •
  consumer acceptance of new technology, programming alternatives and broadband services that we may offer such as the digital migration project in the Netherlands;

  •
  our ability to manage rapid technological changes and grow our digital video, voice and Internet access services;

  •
  the regulatory and competitive environment of the broadband communications and programming industries in the countries in which we, and the entities in which we have interests, operate;

  •
  competitor responses to our products and services, and the products and services of the entities in which we have interests;

  •
  continued consolidation of the foreign broadband distribution industry;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  spending on foreign television advertising;

  •
  capital spending for the acquisition and/or development of telecommunications networks and services;

  •
  our ability to successfully integrate and recognize anticipated efficiencies from the businesses we acquire;

  •
  problems we may discover post-closing with the operations, internal controls and financial statements of businesses we acquire;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming, for new television and telecommunications technologies;

  •
  future financial performance, including availability, terms and deployment of capital;

  •
  the ability of suppliers and vendors to timely deliver products, equipment, software and services;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings, including regulatory initiatives in The Netherlands;

  •
  government intervention that opens our broadband distribution networks to competitors;

  •
  our ability to successfully negotiate rate increases with local authorities;

  •
  changes in the nature of key strategic relationships with partners and joint venturers;

  •
  uncertainties associated with our ability to satisfy conditions imposed by competition and other regulatory authorities in connection with acquisitions; and

  •
  event that are outside of our control, such as political unrest in international markets, terrorist attacks, natural disasters, pandemics and other similar events.

        You should be aware that the video, voice and Internet access services industries are changing rapidly, and, therefore, the forward-looking statements of expectations, plans and intent in this Annual Report are subject to a greater degree of risk than similar statements regarding certain other industries.

        These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Annual Report, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

Overview

        We are an European broadband communications provider of video, voice and Internet access services with consolidated operations in 12 European countries (excluding Norway) at December 31, 2005.

        We have completed a number of acquisitions during the past 18 months that have expanded our footprint and the scope of our business. We acquired (i) Noos, a broadband communications provider in France, on July 1, 2004, (ii) Telemach, a broadband communications provider in Slovenia, on February 10, 2005, and (iii) Astral, a broadband communications provider in Romania, on October 14, 2005. We have received equity interest in entities that were already held by UGC Europe. During 2005 UGC Europe transferred its interest in (i) PHL, the immediate parent of Chorus, a broadband communications provider in Ireland, initially acquired on May 20, 2004, and (ii) NTL Ireland, a broadband communication provider in Ireland, acquired on May 9, 2005. UPC Ireland, an indirect subsidiary of UGC Europe and a related party for UPC Holding, through its contractual relationship with MS Irish Cable and MSDW Equity, began consolidating NTL Ireland, a broadband communications provider in Ireland, effective May 9, 2005, and on December 12, 2005, UPC Ireland acquired a 100% interest in NTL Ireland through its acquisition of MS Irish Cable from MSDW Equity. In the following discussion and analysis of our results of operations, we collectively refer to the May 9, 2005 consolidation, and the December 12, 2005 acquisition of NTL Ireland as the "acquisition" of NTL Ireland, with such acquisition considered to be effective as of May 1, 2005 for purposes of comparing our 2005 and 2004 operating results. We accounted for the transfer of PHL and NTL Ireland as transaction under reorganization accounting and consolidated the financial position and results of these entities as if they had always been a part of UPC Holding. We have also completed a number of less significant acquisitions in Europe.

        For additional information concerning our closed acquisitions, see notes 5 to consolidated financial statements.

        As further discussed in note 5 to our consolidated financial statements, our consolidated financial statements have been reclassified to present our broadband operations in Norway as discontinued operations. Accordingly, in the following discussion and analysis, the operating statistics, results of operations and financial condition that we present and discuss are those of our continuing operations.

        In general, we are seeking to build a portfolio of broadband and video programming businesses that have strong prospects for future revenue and operating cash flow (as defined below and in note 15 to our consolidated financial statements) growth. Therefore, we seek to acquire entities that have strong growth potential at prudent prices and sell businesses that we believe do not meet this profile. In this regard, we began a process in the fourth quarter of 2005 with respect to our Scandinavian assets which led to the sale of UPC Norway in January 2006 and we continue to evaluate a possible sale of our broadband operating segment in Sweden. We also seek to maintain our debt at levels that provide for attractive equity returns without assuming undue risk.

        Through our subsidiaries we are the largest broadband cable operator in Europe in terms of subscribers. At December 31, 2005, our consolidated subsidiaries owned and operated networks that passed approximately 15.8 million homes and served approximately 11.6 million revenue generating units (RGUs), consisting of approximately 9.3 million video subscribers, 1.6 million broadband Internet subscribers and 0.7 million telephony subscribers.

        In general, we are focused on growing our subscriber base and average total monthly revenue from all sources (including non-subscription revenue such as installation fees or advertising revenue) per average RGU (ARPU) by launching bundled entertainment, information and communications services, upgrading the quality of our networks where appropriate, leveraging the reach of our broadband distribution systems to create new content opportunities and entering into strategic alliances and acquisitions in order to increase our distribution presence and maximize operating efficiencies.

        Including the effects of acquisitions, we added a total of 2,182,900 RGUs during 2005. Excluding the effects of acquisitions, we added total RGUs of 664,000 during 2005, including RGUs added by entities that we acquired or began consolidating during 2005 after their respective acquisition or consolidation dates. Most of our internal RGU growth is attributable to the growth of our Internet access and digital telephony services, as significant increases in digital video RGUs were largely offset by declines in analog video RGUs. In addition to RGU growth, we also focus on increasing the average revenue we receive from each household by increasing the penetration of new services through product bundling or other means. We plan to continue increasing revenue and operating cash flow in 2006 by making acquisitions, selectively extending and upgrading our existing networks to reach new customers, migrating more customers to our digital video offerings, which include premium programming and enhanced pay-per-view services.

        Our analog video service offerings include basic programming and expanded basic programming in some markets. We tailor both our basic channel line-up and our additional channel offerings to each system according to culture, demographics, programming preferences and local regulation. Our digital video service offerings include basic programming, premium services and pay-per-view programming, including near video-on-demand (NVOD) and video on demand (VOD) in some markets. We offer broadband Internet access services in all of our broadband markets. Our residential subscribers can access the Internet via cable modems connected to their personal computers at faster speeds than that of conventional dial-up modems. We determine pricing for each different tier of Internet access service through analysis of speed, data limits, market conditions and other factors.

        We offer telephony services in seven countries in Europe, primarily over our broadband networks. We also have begun offering digital telephony services in The Netherlands, France, Austria, Hungary, Poland and Romania through Voice over Internet Protocol (VoIP), and in 2006, we plan to launch VoIP telephony services in most of our remaining broadband markets in Europe.

        From an operational perspective, we expect that our ability to maintain or improve our organic growth rates (i.e., growth rates excluding the effects of foreign currency exchange rate fluctuations and acquisitions) for revenue and operating cash flow will be impacted primarily by our ability to continue to achieve organic RGU growth during 2006. In general, we expect that RGU growth in our digital video, telephony and broadband Internet services will more than offset declines in subscribers to our analog video services. In Europe, the positive impact of organic RGU growth during 2006 is expected to be somewhat offset by relatively flat, and in some cases, lower prices charged for our existing services as a result of competitive and, to a lesser extent, regulatory factors. Our ability to maintain our organic growth rates for revenue in Europe will also be impacted by our ability to migrate customers from analog to digital video services in The Netherlands and successfully grow VoIP telephony services by increasing penetration in markets already launched or launching this product in new markets. Our operating and SG&A costs are expected to increase on an organic basis in 2006 as a result of higher network operations, customer care and customer acquisitions costs associated primarily with organic RGU growth and the migration of analog video subscribers to digital video services in The Netherlands. No assurance can be given that our expectations with respect to the factors that will influence our 2006 organic growth rates will not vary from actual results.

        The video, telephony and Internet access businesses in which we operate are capital intensive. Significant capital expenditures are required to add customers to our networks, including expenditures for equipment and labor costs. As video, telephony and Internet access technology changes and competition increases, we may need to increase our capital expenditures to further upgrade our systems to remain competitive in markets that might be impacted by the introduction of new technology. No assurance can be given that any such future upgrades could be expected to generate a positive return or that we would have adequate capital available to finance such future upgrades. If we are unable to, or elect not to, pay for costs associated with adding new customers, expanding or upgrading our networks or making our other planned or unplanned capital expenditures, our growth could be limited and our competitive position could be harmed.

Results of Operations

        As a result of the push down of LGI's remaining investment basis in UGC to the financial statements of UPC Holding, a new basis of accounting was created effective June 15, 2005. As the impact of the push down was not material to the results of operations for the period from June 15, 2005 to June 30, 2005, for financial reporting purposes we have reflected this new basis of accounting effective June 30, 2005. For periods prior to June 30, 2005, the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as Pre-LGI Combination, and for periods as of and subsequent to June 30, 2005 the assets and liabilities of UPC Holding and the related consolidated financial statements are sometimes referred to herein as Post-LGI Combination. The effects of the LGI Combination have been included in our consolidated financial statements beginning with the June 15, 2005 acquisition date. The primary effect of the LGI Combination for periods following the June 15, 2005 transaction date has been an increase in depreciation and amortization expense as a result of the application of purchase accounting. In order to provide a more meaningful basis for comparing the results of operations for the year ended December 31, 2005, we have combined the Post-LGI Combination results of operations for the six months ended December 31, 2005 with the Pre-LGI Combination results of operations for the six months ended June 30, 2005 for purposes of the following discussion and analysis of our reportable segments and our historical results of operations. The combining of the predecessor Pre-LGI Combination results of operations with the successor Post-LGI Combination results of operations is not permitted by GAAP.

        The comparability of our operating results during the 2005 and 2004 are also affected by acquisition, including our acquisition of Noos and Chorus during 2004, our acquisition of Astral and

Telemach in 2005, the transfer of shares of Chorus and of NTL Ireland to UPC Holding group in 2005 and other less significant acquisitions during 2005. In the following discussion, we quantify the impact of acquisitions including transfer of entities on our results of operations. The acquisition impact is calculated as the difference between current and prior year amounts that is attributable to the timing of an acquisition.

        Changes in foreign currency exchange rates have a significant impact on our operating results as some of our operating segments have functional currencies other than Euro. Our primary exposure is currently to Hungarian Forint, Polish Zloty and Czech Koruna. In this regard, 29% of our Euro revenue during 2005 was derived from subsidiaries whose functional currency is other than the Euro, including the Hungarian Forint, the Polish Zloty and the Czech Koruna.

Discussion and Analysis of our Reportable Segments

        For purposes of evaluating the performance of our reportable segments, we compare and analyze 100% of the revenue and operating cash flow of our reportable segments regardless of whether we use the consolidation or equity method to account for such reportable segments. Accordingly, in the following tables, we have presented 100% of the revenue, operating expenses, SG&A expenses and operating cash flow of our reportable segments. Additionally, our reportable segments have been reclassified for all periods to present our broadband operations in Norway as discontinued operations.

        All of the reportable segments set forth below provide broadband communications services, including video, voice and Internet services. Our operating segments provided services in 12 European countries at December 31, 2005. Other Western Europe includes our operating segments in Ireland, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Our corporate and other category includes our corporate segment.

        For additional information concerning our reportable segments, including a discussion of our performance measures and a reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, see note 15 to our consolidated financial statements.

        The tables presented below in this section provide a separate analysis of each of the line items that comprise operating cash flow (revenue, operating expenses and SG&A expenses) as well as an analysis of operating cash flow by reportable segment for 2005, as compared to 2004. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency effects (FX), and (iv) the percentage change from period to period, after removing FX and the effects of acquisitions. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. We have significant exposure to movements in foreign currency rates.

        As discussed above, acquisitions have significantly affected the comparability of the results of operations of our reportable segments. For additional information, see the discussion under Overview above and note 5 to our consolidated financial statements.

Revenue of our Reportable Segments

					Increase (decrease) excluding
	Year Ended December 31, 2005		Increase (decrease)
						FX and Acquisitions
	2005	2004	EUR	%	F/X
	amounts in thousands, except % amounts
The Netherlands	€627,400	€587,173	€40,227	6.9%	6.9%	6.9%
France	412,970	251,552	161,418	64.2%	64.2%	6.5%
Austria	258,766	246,353	12,413	5.1%	5.0%	5.0%
Other Western Europe	260,070	140,176	119,894	85.5%	85.1%	7.0%

Total Western Europe	1,559,206	1,225,254	333,952	27.3%	27.4%	6.4%

Hungary	226,401	174,772	51,629	29.6%	27.7%	27.7%
Other Central and Eastern Europe	299,292	202,613	96,679	47.7%	35.6%	13.9%

Total Central and Eastern Europe	525,693	377,385	148,308	39.3%	31.9%	20.3%

Corporate and other	755	4,169	(3,414)	(81.9%)	(81.9%)	(81.9%)

Total UPC Holding	€2,085,654	€1,606,808	€478,846	29.8%	28.2%	9.4%

        The Netherlands.    The Netherlands' revenue increased 6.9% during 2005, as compared to 2004. The majority of the increase during 2005 is attributable to higher average RGUs, as increases in broadband Internet and telephony RGUs were only partially offset by declines in video RGUs. Higher ARPU also contributed to the increase during 2005. The increase in ARPU reflects the net effect of the positive impact of rate increases in January 2005 for video services and the negative impact of decreases in ARPU from broadband Internet services due to competitive factors and an increase in the proportion of broadband Internet customers selecting lower priced tiers. The decrease in broadband Internet ARPU, which was only partially offset by an increase in broadband Internet RGUs, resulted in a 2.6% decrease in The Netherlands' revenue from broadband Internet services during 2005, as compared to 2004. We believe that the competitive factors that gave rise to the decline in The Netherlands' broadband Internet revenue during 2005 will continue to impact our ability to increase broadband Internet revenue in The Netherlands during 2006.

        In October 2005, we initiated a program to migrate substantially all of our analog video subscribers to digital video services in The Netherlands by providing digital set-top boxes to analog video subscribers at no charge and discounting the digital video services for a limited period of time following subscriber acceptance of the digital set-top box. To the extent that digital video subscribers are retained after the promotional pricing period has elapsed, we will experience an increase in ARPU derived from video services in The Netherlands. No assurance can be given as to the percentage of new digital video subscribers that will be retained after the promotional period has elapsed, and accordingly, as to the impact of this program on our future operating results.

        Certain rate increases implemented by UPC NL in The Netherlands had been under investigation by NMA, the Dutch competition authority. On September 28, 2005, the NMA informed UPC NL that it had closed its investigation with respect to the price increases for our analog video services in 2003-2005. The NMA concluded that our price increases were not excessive and therefore UPC NL did not abuse what NMA views as our dominant position in the analog video services market. The incumbent telecommunications operator in The Netherlands has filed an appeal of the NMA decision. UPC NL believes the appeal is inadmissible. In another matter, OPTA, the Dutch national regulatory agency, had proposed imposing retail price regulation on a cost oriented basis for UPC NL's analog cable television offerings and requiring the unbundling of analog video services from other services.

Following consultation with the European Commission, OPTA's proposal was approved on the basis that it would be limited to a period of one year and that OPTA will only intervene if price increases exceed the CPI increase. After 2006, OPTA may again seek approval from the European Commission to maintain or expand its regulatory powers in this retail market. Adverse outcomes from future regulatory initiatives by OPTA could have a significant negative impact on UPC NL's ability to maintain or increase its revenue in The Netherlands. For additional information, see note 14 to our consolidated financial statements.

        France.    France's revenue increased €161,418,000 during 2005, as compared to 2004. The effect of the July 1, 2004 Noos acquisition accounted for €145,277,000 of the 2005 increase. Excluding the increase associated with the Noos acquisition France's revenue increased €16,141,000 or 6.5% during 2005, as compared to 2004. The majority of the increase is attributable to increases in the average number of broadband Internet, telephony and digital video RGUs during 2005. Higher ARPU resulting primarily from growth in France's digital video and broadband Internet services also contributed to the increase.

        Austria.    Austria's revenue increased 5.1% during 2005, as compared to 2004. This increase is primarily attributable to increases in the average number of broadband Internet RGUs during 2005. A slight increase in ARPU also contributed to the increase during 2005. The increase in ARPU reflects the net effect of (i) higher ARPU associated with rate increases in January 2005 for analog video services, (ii) lower ARPU from broadband Internet services reflecting competitive factors and an increase in the proportion of subscribers selecting lower tiered products and (iii) a decrease in ARPU from digital video services, due primarily to increased competition.

        Other Western Europe.    Other Western Europe's revenue increased €119,894,000 during 2005, as compared to 2004. The effects of the Chorus and NTL Ireland acquisitions accounted for €111,378,000 of such increase. Excluding the increases associated with these transactions and foreign exchange rate fluctuations, Other Western Europe's revenue increased €9,741,000 or 7.0% during 2005, as compared to 2004. The increase during 2005 is due primarily to an increase in ARPU and, to a somewhat lesser extent, increases in the average number of broadband Internet and digital video RGUs. The increase in ARPU is primarily due to increases in the proportion of video subscribers selecting the digital product.

        Hungary.    Hungary's revenue increased 29.6% during 2005, as compared to 2004. Excluding the effects of foreign exchange rate fluctuations, such increase was 27.7%. The majority of this increase is attributable to higher ARPU, due primarily to rate increases in January 2005 for video services. Increases in the average number of broadband Internet, telephony and DTH RGUs and, to a lesser extent, analog RGUs, also contributed significantly to the increase during 2005. The increase in telephony RGUs was primarily driven by VoIP telephony sales. Approximately one fifth of the overall local currency increase during 2005 relates to growth in the comparatively low margin telephony transit service business. Due to the expiration of the contract for telephony transit service this revenue may not recur in 2006.

        Other Central and Eastern Europe.    Other Central and Eastern Europe's revenue increased €96,679,000 during 2005, as compared to 2004. The effects of the Telemach and Astral acquisitions and another less significant acquisition accounted for €44,048,000 of such increase. Excluding the increases associated with these acquisitions and foreign exchange rate fluctuations, Other Central and Eastern Europe's revenue increased €28,151,000 or 13.9% during 2005, as compared to 2004. The majority of the increase is attributable to growth in average RGUs. Higher ARPU also contributed significantly to the increase in 2005. The growth in RGUs during 2005 is primarily attributable to increases in the average number of broadband Internet and video RGUs, with most of the broadband Internet growth in Poland and the Czech Republic, and most of the video growth in Romania.

Operating Expenses of our Reportable Segments

					Increase (decrease) excluding
	Year Ended December 31, 2005		Increase (decrease)
						FX and Acquisitions
	2005	2004	EUR	%	F/X
	amounts in thousands, except % amounts
The Netherlands	€202,889	€165,339	€37,550	22.7%	22.7%	22.7%
France	206,796	132,950	73,846	55.5%	55.5%	0.4%
Austria	95,620	92,690	2,930	3.2%	3.2%	3.2%
Other western Europe	116,730	57,427	59,303	103.3%	102.4%	2.4%

Total Western Europe	622,035	448,406	173,629	38.7%	38.6%	9.5%

Hungary	98,057	74,913	23,144	30.9%	29.0%	29.0%
Other Central and Eastern Europe	117,442	82,954	34,488	41.6%	29.9%	7.3%

Total Central and Eastern Europe	215,499	157,867	57,632	36.5%	29.5%	17.6%

Corporate and other	4,256	(105)	4,361	(4153.3%)	(4154.3%)	(4154.3%)

Total UPC Holding	€841,790	€606,168	€235,622	38.9%	37.1%	12.3%

        General.    Operating expenses include programming, network operations, customer operations, customer care and other direct costs. Programming costs, which represent a significant portion of our operating costs, are expected to rise in future periods as a result of the expansion of service offerings and the potential for price increases. Any cost increases that we are not able to pass on to our subscribers through service rate increases would result in increased pressure on our operating margins.

        Operating expenses for UPC Holding increased €235,622,000 during 2005, as compared to 2004. The aggregate effects of the Noos and Telemach acquisitions, transfer of Chorus and NTL Ireland and another less significant acquisition, accounted for €142,386,000 of such increase. Excluding the increases associated with these acquisitions, and foreign exchange rate fluctuations, UPC Holding's operating expenses increased €83,706,000 during 2005, as compared to 2004, primarily due to the following factors:

  •
  Increases in direct programming and copyright costs of €31,914,000 during 2005 primarily due to subscriber growth on the digital and DTH platforms, and to a lesser extent, increased content, higher intercompany charges from chellomedia for programming and consumer price index rate increases, offset, in part, by the termination of an unfavorable programming contract in May 2005.

  •
  Increases in interconnect costs of €9,296,000 during 2005, primarily due to growth in telephony transit service activity in Hungary and growth in VoIP telephony subscribers in The Netherlands, France, Hungary, Poland and Romania. A portion of the Hungary increase may not recur in 2006 due to the expiration of Hungary's telephony transit service contract.

  •
  Increases in salaries and other staff related costs of €6,193,000 during 2005, primarily reflecting increased staffing levels including increased use of temporary personnel, particularly in the customer care and customer operations areas, to sustain the higher levels of activity resulting from:

  •
  higher subscriber numbers;

  •
  the greater volume of calls per subscriber in The Netherlands and elsewhere that the increased proportion of digital video, broadband Internet and telephony subscribers give rise to compared to an analog video subscriber;

  •
  The Netherlands' program to migrate subscribers from analog video to digital video services, which was launched in October 2005 and is expected to continue throughout 2006;

  •
  increased customer service standard levels; and

  •
  annual wage increases.

  •
  Increases in network related expenses of €3,590,000 during 2005, primarily driven by higher costs in The Netherlands and Hungary.

  •
  Increases in bad debt and collection expenses of €3,553,000 due largely to the significant increase in revenue.

  •
  Increases in outsourced labor and consultancy fees of €2,458,000 during 2005, driven by projects to increase service levels, network improvements and development of new products in certain of our operations, primarily the launch of mass-market digital service in The Netherlands.

SG&A Expenses of our Reportable Segments

	Year Ended December 31, 2005		Increase (decrease)		Increase (decrease) excluding
	2005	2004	EUR	%	F/X	FX and Acquisitions
	amounts in thousands, except % amounts
The Netherlands	€134,929	€119,541	€15,388	12.9%	12.9%	12.9%
France	127,975	81,612	46,363	56.8%	56.8%	6.1%
Austria	52,971	55,218	(2,247)	(4.1%)	(4.1%)	(4.1%)
Other western Europe	53,663	31,473	22,190	70.5%	70.0%	9.5%

Total Western Europe	369,538	287,844	81,694	28.4%	28.3%	7.3%

Hungary	41,302	33,490	7,812	23.3%	21.7%	21.7%
Other Central and Eastern Europe	63,105	43,606	19,499	44.7%	32.6%	15.6%

Total Central and Eastern Europe	104,407	77,096	27,311	35.4%	27.8%	18.3%

Corporate and other	1,192	16,522	(15,330)	(92.8%)	(92.8%)	(92.8%)

Total UPC Holding	€475,137	€381,462	€93,675	24.6%	23.2%	5.2%

        General.    SG&A expenses include human resources, information technology, general services, management, finance, legal and marketing costs and other general expenses.

        Our SG&A expenses increased €93,675,000 during 2005, as compared to 2004. The aggregate effects of the Noos, Astral, and Telemach acquisitions, the transfer of Chorus and NTL Ireland and another less significant acquisition, accounted for €66,561,000 of such increase. Excluding the increases associated with these acquisitions, transfers and foreign exchange rate fluctuations, our SG&A expenses increased €23,067,000 during 2005, as compared to 2004, primarily due to:

  •
  Increases in sales and marketing expenses and commissions of €15,461,000 during 2005, reflecting the cost of marketing campaigns designed to promote RGU growth, and support the growth of VoIP telephony services, and the launch of mass-market digital video services in The Netherlands. An increase in the number of gross subscriber additions for broadband Internet and telephony services, particularly in The Netherlands, also contributed to the increase.

  •
  Increases in salaries and other staff related costs of €4,035,000 during 2005, reflecting increased staffing levels, particularly in The Netherlands, in sales and marketing and information technology functions, as well as annual wage increases.

  •
  Increase in outsourced labor and consultancy cost of €4,973,000 during 2005, reflecting the development of new products in certain of our operations, primarily the launch of mass-market digital service in The Netherlands.

        The increase in UPC Holding's SG&A expenses were partially offset by decreases in certain SG&A expenses, primarily the decrease of audit and legal expenses of €1,916,000 reflecting the conclusion of certain litigation and lower fees attributable to our internal controls attestation process.

Operating Cash Flow of our Reportable Segments

        Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. For a reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, see note 15 to our consolidated financial statements. Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

  Operating Cash Flow of our Reportable Segments

					Increase (decrease) excluding
	Year Ended December 31, 2005		Increase (decrease)
						FX and Acquisitions
	2005	2004	EUR	%	F/X
	amounts in thousands, except % amounts
The Netherlands	€289,582	€302,293	€(12,711)	(4.2%)	(4.2%)	(4.2%)
France	78,200	36,990	41,210	111.4%	111.4%	28.8%
Austria	110,175	98,445	11,730	11.9%	11.9%	11.9%
Other Western Europe	89,676	51,276	38,400	74.9%	74.9%	10.5%

Total Western Europe	567,633	489,004	78,629	16.1%	16.2%	3.1%

Hungary	87,042	66,369	20,673	31.1%	29.1%	29.1%
Other Central and Eastern Europe	118,745	76,053	42,692	56.1%	43.5%	20.1%

Total Central and Eastern Europe	205,787	142,422	63,365	44.5%	36.8%	24.3%

Corporate and other	(4,693)	(12,248)	7,555	61.7%	61.7%	61.7%

Total UPC Holding	€768,727	€619,178	€149,549	24.2%	22.4%	9.2%

        On a local currency basis, UPC Holding experienced declines in their respective 2005 operating cash flow margins (operating cash flow divided by revenue). We expect that our overall operating cash flow margins will improve slightly in 2006 as the positive effects of (i) cost reductions and efficiencies resulting from the integration of our 2005 acquisitions and (ii) higher utilization of customer fulfillment and billing platforms are expected to more than offset the negative effects of (i) increased direct costs associated with new voice and digital video customers, (ii) higher customer acquisition costs associated with RGU growth and (iii) the continuing effects of increased competition. In The Netherlands, our program to migrate subscribers from analog to digital video services, our ongoing launch of VoIP, and competitive factors are expected to adversely impact operating cash flow margins during 2006. No assurance can be given that our expectations with respect to operating cash flow margins will not vary from actual results. For additional discussion of the factors contributing to the changes in operating cash flow of our reportable segments, see the above analyses of revenue, operating expenses and SG&A expenses.

  Discussion and Analysis of our Historical Operating Results

        General.    As noted above, the effects of the LGI Combination and acquisitions have affected the comparability of our results of operations during 2005 and 2004. Unless otherwise indicated in the discussion below, the significant increases in our historical revenue, expenses and other items during 2005, as compared to 2004, are primarily attributable to the effects of these transactions. For more detailed explanations of the changes in our revenue, operating expenses and SG&A expenses, see the Discussion and Analysis of Reportable Segments that appears above.

        As discussed above under Results of Operations, we have combined the UGC Post-LGI Combination results of operations for the six months ended December 31, 2005 with the UGC Pre-LGI Combination results of operations for the six months ended June 30, 2005 for purposes of the following discussion and analysis of our historical results of operations.

  Revenue

        Our total consolidated revenue increased €478,846,000 during 2005, as compared to 2004. The effects of acquisitions and transfers accounted for €308,803,000 of such increase. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated revenue increased €151,657,000 or 9.4% during 2005, as compared to 2004. As discussed in greater detail under Discussion and Analysis of Reportable Segments above, most of these increases are attributable to RGU growth.

  Operating expense

        Our total consolidated operating expense increased €235,622,000 during 2005, as compared to 2004. The effects of acquisitions and transfers accounted for € 142,386,000 of such increase. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated operating expense increased € 83,706,000 or 13.6% during 2005, as compared to 2004. As discussed in more detail under Discussion and Analysis of Reportable Segments above, these increases generally reflect increases in (i) programming costs, (ii) labor costs, (iii) interconnect costs, and (iv) less significant increases in other expense categories. Most of these increases are a function of increased volumes or levels of activity associated with the increase in our customer base.

  SG&A expense

        Our total consolidated SG&A expense increased €93,675,000 during 2005,, as compared to 2004. The effects of acquisitions and transactions accounted for €66,561,000 of such increase. Excluding the effects of these transactions and foreign exchange rate fluctuations, total consolidated SG&A expense increased €23,067,000 or 6.0% during 2005, as compared to 2004. As discussed in more detail under Discussion and Analysis of Reportable Segments above, these increases generally reflect increases in (i) marketing, advertising and commissions and (ii) labor costs. The increases in our marketing, advertising and commissions expenses primarily are attributable to our efforts to increase our RGUs and launch new product initiatives. The increases in our labor costs primarily are a function of the increased levels of activity associated with the increase in our customer base.

  Stock-based compensation expense

        We record stock-based compensation that is associated with LGI common stock. As a result of adjustments to certain terms of the former UGC and LMI stock incentive awards in connection with (i) their respective rights offerings in February 2004 and July 2004 and (ii) the LGI Combination in June 2005, most of the LGI stock incentive awards outstanding at December 31, 2005 are accounted for as variable-plan awards. Fluctuations in our stock-based compensation expense during 2005 are largely a function of changes in the market price of the underlying common stock. Due to the use of variable-plan accounting for most of the outstanding stock incentive awards, stock-based compensation expense with respect to such stock incentive awards is subject to adjustment in future periods based on the market value of the underlying common stock and vesting schedules, and ultimately on the final determination of market value when the incentive awards are exercised. For additional information concerning stock-based compensation, see notes 3 and 12 to our consolidated financial statements.

  Depreciation and amortization

        Our total consolidated depreciation and amortization expense increased €55,211,000 during 2005, as compared to 2004. The effects of acquisitions, transfers and the LGI Combination accounted for €125,045,000 of such increase. Excluding the effect of these transactions and foreign exchange rate fluctuations, depreciation and amortization expense decreased €78,307,000 or 13.0% during 2005, as compared to 2004. This decrease is due primarily to (i) the impact of certain of our information technology and other assets becoming fully depreciated during the last half of 2004 and (ii) the impact during the 2004 periods of our acceleration of the depreciation of certain customer premise equipment that was targeted for replacement.

  Restructuring and other operating charges (credits), net

        We incurred restructuring and other operating charges (credits) of €(3,397,000) and €31,020,000 during 2005 and 2004, respectively. The 2004 amount includes €16,288,000 related to the restructuring of our operations in The Netherlands. The 2005 amount includes (i) a €4,595,000 reversal of the reserve recorded by The Netherlands during 2004 due to our 2005 decision to reoccupy a building and (ii) other individually insignificant amounts.

  Interest expense (including related party interest expenses)

        Our total consolidated interest expense decreased €121,948,000 during 2005, as compared to 2004. Excluding the effects of foreign currency exchange rate fluctuations, interest expense decreased €121,926,000 during 2005, as compared to 2004. These decreases are mainly associated with a lower weighted average interest rate on borrowings under the shareholder loan, and to a lesser extent, the UPC Broadband Holding Bank Facility. These decreases are partially offset by higher weighted average borrowings under (i) our 7 3/4% Senior Notes that were issued by UPC Holding in July 2005, (ii) our 8 5/8% Senior Notes that were issued by UPC Holding in October 10, 2005, (iii) the Shareholder Loan and (iv) the UPC Broadband Bank Facility.

  Interest and dividend income

        Our total consolidated interest and dividend income increased €3,446,000 during 2005, as compared to 2004 due primarily an increase in the interest earned on our weighted average cash and cash equivalent balances.

  Realized and unrealized gains (losses) on derivative instruments, net

        The details of our realized and unrealized gains (losses) on derivative instruments, net are as follows for the indicated periods:

	Year ended December 31,
	2005	2004
	amounts in thousands
UPC Broadband Holding cross currency, interest rate swaps and caps	€176,080	€(50,247)
Embedded foreign exchange derivatives	967	3,358

Total	€177,047	€(46,889)

        The increase in the unrealized gains on the UPC Broadband Holding cross currency and interest rate swaps and caps is attributable to the net effect of (i) larger notional amounts in 2005, as compared to 2004, (ii) market movements with respect to the appreciation of the U.S. dollar exchange rate compared to the euro that caused the value of these contracts to increase, and (iii) market movements with respect to lower interest rates which decreased the market value of the contracts.

  Foreign currency transaction gains (losses), net

        The details of our foreign currency transaction gains (losses) are as follows for the indicated periods:

	Year months ended December 31,
	2005	2004
	amounts in thousands
UPC Broadband Bank Facility	€(170,958)	€25,498
Other	(9,253)	613
Intercompany loans	11,825	15,413
Intercompany receivables and payables	(3,109)	13,931

Foreign exchange gain (loss)	€(171,495)	€55,455

  Gains (losses) on extinguishment of debt

        We recognized a gain (loss) on extinguishment of debt of (€9,127,000) and €28,441,000 during 2005 and 2004, respectively. The 2005 loss includes an €9,127,000 write-off of deferred financing costs in connection with the March 2005 refinancing of the UPC Holding Bank Facility. The 2004 gain includes a €25,254,000 gain recognized in connection with the first quarter 2004 consummation of the plan of reorganization of UPC Polska, Inc., an indirect subsidiary of UPC Holding. See note 6 to our consolidated financial statements.

  Income tax benefit (expense)

        We recognized income tax benefit of €6,020,000 and €6,844,000 during 2005 and 2004, respectively. The tax benefit for 2005 differs from the expected tax benefit of €200,999,000 (based on the Dutch 31.5% income tax rate) due primarily to (i) the impact of certain permanent differences between the financial and tax accounting treatment of interest and other items associated with intercompany loans, investments in subsidiaries, and other items that resulted in nondeductible expenses or tax-exempt income in the tax jurisdiction, (ii) the reduction of deferred tax assets in The Netherlands due to an enacted tax law change, (iii) an increase due to the impact of differences in the statutory and local tax rate in certain jurisdictions in which we operate, and (iv) a net increase in our valuation allowance established against currently arising deferred tax assets in certain tax jurisdictions that is largely offset during 2005 by the release of valuation allowances in other jurisdictions. The items mentioned above are offset by (i) the realization of taxable foreign currency gains and losses in certain jurisdictions not recognized for financial reporting purposes, and (ii) losses recognized on dispositions of consolidated investments for which no deferred taxes were historically provided. The tax benefit for 2004 differs from the expected tax benefit of €313,750,000 (based on the Dutch 34.5% income tax rate) primarily due to the reduction of UPC Holding's deferred tax assets as a result of tax rate reductions in The Netherlands, France, the Czech Republic, and Austria. For additional information, see note 10 to our consolidated financial statements.

Liquidity and Capital Resources

  Sources and Uses of Cash

        As a holding company, UPC Holding's primary assets are its investments in consolidated subsidiaries. UPC Holding's primary subsidiary is UPC Broadband Holding, which owns all of the operating subsidiaries that are consolidated by UPC Holding. As further discussed below, any distribution or advance of cash or other assets to UPC Holding from UPC Broadband Holding is subject to restrictions contained in the UPC Broadband Holding Bank Facility. As a result of these restrictions, we discuss separately below our current and future liquidity at the UPC Holding level and UPC Broadband Holding level.

        Following the discussion of our sources and uses of liquidity, we present a discussion of our consolidated cash flow statements.

        The details of our consolidated cash and cash equivalents at December 31, 2005 are set forth in the following table:

amounts in thousands
Cash and cash equivalents held by:
UPC Holding	€12,302
UPC Broadband Holding and its unrestricted operating subsidiaries	45,286

Total cash and cash equivalents	€57,588

UPC Holding Liquidity

        At December 31, 2005 UPC Holding held cash and cash equivalents of €12,302,000. The cash and cash equivalent balances held by UPC Broadband Holding of €16,252,000 and its restricted operating subsidiaries of €29,034,000 are generally not available for distribution to UPC Holding in accordance with the terms of the UPC Broadband Holding Bank Facility. We do not anticipate that any of the cash held by our operating subsidiaries will be made available to us to satisfy our corporate liquidity requirements. As described in greater detail below, our current sources of corporate liquidity include (i) our cash and cash equivalents, and (ii) interest and dividend income received on our cash and cash equivalents and investments. From time to time, we may also receive distributions or loan repayments from our subsidiaries and proceeds upon the disposition of subsidiaries or other assets.

        UPC Holding's primary use of cash has historically been acquisitions of consolidated businesses. We intend to continue expanding our collection of European broadband and programming assets. Accordingly, our future cash needs might include funding for acquisitions of consolidated business, funding new investment opportunities, and funding our corporate general and administrative expenses and interest and principal payments on the €500 million 7 3/4% Senior Notes and on the €300 million 8 5/8% Senior Note.

        UPC Holding received net proceeds of €491,200,000 in connection with the issuance of €500,000,000 principal amount of Senior Notes bearing interest at a rate of 7 3/4% per annum, on July 29, 2005 and (ii) net proceeds of €293,600,000 in connection with the issuance of €300,000,000 principal amount of Senior Notes bearing interest at a rate of 8 5/8% per annum, on October 10, 2005. Both Senior Notes are secured by a first ranking pledge of all shares of UPC Holding. The net proceeds received from the issuance of the Senior Notes were loaned to other subsidiaries to finance UPC Broadband Holding's acquisition of Astral and Chorus, and to repay €547,000,000 shareholder loan to UGC Europe for funding acquisitions outside the UPC Holding consolidated group. For additional information concerning the UPC Holding Senior Notes see note 9 to our consolidated financial statements.

        On a consolidated basis, we believe that UPC Holding's current sources of liquidity are sufficient to meet its known liquidity and capital needs through 2006. However to the extent that we plan to grow UPC Holding's business through acquisitions, we expect that UPC Holding will need additional sources of financing, most likely to come in the form of debt financing and/or corporate cash.

  Subsidiary Liquidity

        At December 31, 2005, UPC Broadband Holding and its operating subsidiaries held cash and cash equivalents of €16,252,000 and €29,034,000, respectively. In addition to its cash and cash equivalents, UPC Broadband Holding's sources of liquidity include borrowing availability under its existing credit facilities and its operating cash flow.

        At December 31, 2005, UPC Broadband Holding's debt included outstanding Euro denominated borrowings under three Facilities of the UPC Broadband Holding Bank Facility aggregating €1,925,000,000 and U.S. dollar denominated borrowings under two Facilities aggregating $1,775,000,000 (€1,500,053,000 in equivalent Euros). Two additional Euro denominated Facilities (Facility A and Facility I) under the UPC Broadband Holding Bank Facility can be used to finance additional permitted acquisitions and for general corporate purposes, subject to covenant compliance. Based on the December 31, 2005 covenant compliance calculations, the aggregate amount that was available for borrowing under these Facilities was approximately €229,000,000, subject to the completion of our fourth quarter bank reporting requirements. On January 24, 2006 a portion of the proceeds from the sale of UPC Norway of approximately €175,000,000 were applied toward the prepayment of Facility I. The amount repaid may be reborrowed subject to covenant compliance.

        On October 14, 2005, UPC Romania completed the acquisition of Astral Telecom SA (Astral), a broadband telecommunications operator in Romania for a cash purchase price before direct acquisition costs of $407,074,000 (€338,765,000 at the transaction date).

        On October 13, 2005, Chorus was transferred to UPC Holding from UGC Europe for €103,000,000. For additional information see note 5 to our consolidated financial statements.

        On May 9, 2005, UGC Europe announced that its indirect subsidiary UPC Ireland, a group company outside UPC Holding, had signed a sale and purchase agreement to acquire MS Irish Cable subject to regulatory approval. MS Irish Cable acquired NTL Ireland from the NTL Group on May 9, 2005 with funds provided by a loan from UPC Ireland. As UGC Europe was responsible for all losses to be incurred by MSDW Equity in connection with its acquisition, ownership and ultimate disposition of MS Irish Cable, UGC Europe was required to consolidate MS Irish Cable and its subsidiaries, including NTL Ireland, upon the closing of MS Irish Cable's acquisition of NTL Ireland. On December 12, 2005, following the receipt of regulatory approval, UPC Ireland completed its acquisition of MS Irish Cable. The total purchase consideration for this acquisition was €349,437,000, including direct acquisition costs of €16,025,000. On December 12, 2005 the NTL Ireland was transferred to UPC Broadband Holding for a €338,559,000 intercompany loan and a €12,181,000 additional intercompany charges for certain direct acquisition costs. €167,851,000 of the intercompany loan was immediately repaid to UGC Europe. For additional information, see note 5 to our consolidated financial statements.

        In April 2005, a subsidiary of UPC Broadband Holding exercised its call right and purchased the remaining 19.9% minority interest in UPC Broadband France that it did not already own for €90,105,000 in cash.

        On February 10, 2005, UPC Broadband Holding acquired 100% of the shares in Telemach, a broadband communications provider in Slovenia, for €70,985,000 in cash.

        On January 19, 2006, UPC Broadband Holding completed the sale of 100% of UPC Norway, to an unrelated third party for cash proceeds of approximately €448,000,000. For additional information, see note 5 to our consolidated financial statements.

        For information concerning UPC Broadband Holding's capital expenditure requirements, see the discussion under Consolidated Cash Flow Statements below.

        We believe that UPC Broadband Holding's current sources of liquidity are sufficient to meet its known liquidity and capital needs through 2006. However, to the extent that we plan to grow UPC Broadband Holding's business through acquisitions, we expect that UPC Broadband Holding will need additional sources of financing, most likely to come in the form of debt financing and/or corporate cash.

  Consolidated Cash Flow Statements

        Our cash flows are subject to significant variations based on foreign currency exchange rates. See also our Discussion and Analysis of Reportable Segments above.

        During 2005, we used net cash provided by our operating activities of €641,252,000, net cash provided by financing activities of €322,171,000 and €76,998,000 of our existing cash and cash equivalent balances (excluding a €1,896,000 increase due to changes in foreign exchange rates) to fund net cash used in our investing activities of €1,042,317,000.

        The net cash used by our investing activities during 2005 includes cash paid for acquisitions of €506,378,000, capital expenditures of €532,064,000 and the net effect of other less significant sources and uses of cash. For additional information concerning our 2005 acquisitions, see note 5 to our consolidated financial statements.

        UPC Holding accounted for €532,064,000 and €314,171,000 of capital expenditures during 2005 and 2004, respectively. Excluding foreign exchange impact, we expect the 2006 capital expenditures of UPC Holding to significantly exceed the comparable 2005 amounts due primarily to: (i) the effect of acquisitions, (ii) initiatives such as our plan to invest more aggressively in digital television in The Netherlands and our efforts to continue the growth of our VoIP telephony services in Europe; (iii) increased costs for customer premise equipment as we expect our operating segments to add more customers in 2006 than in 2005; (iv) increased expenditures for new build and upgrade projects to expand services and improve our competitive position, and to meet increased traffic and certain franchise commitments; and (iv) other factors such as information technology upgrades and expenditures for general support systems. The expected increase in capital expenditures from 2005 to 2006 is largely in line with the expected increase in revenue as a result of acquisitions and RGU growth. In this regard, we expect that the 2006 capital expenditures of UPC Holding, as a percentage of local currency revenue, will fall within a range of 25% to 27%. In future periods, we expect UPC Holding to continue to focus on increasing the penetration of services in their existing upgraded footprint and efficiently deploying capital aimed at services that result in positive net cash flows.

        The actual amount of the 2006 capital expenditures of UPC Holding may vary from the expected amounts disclosed above for a variety of reasons, including changes in (i) the competitive or regulatory environment, (i) business plans, (iii) current or expected future operating results and (iv) the availability of capital. Accordingly, no assurance can be given that actual capital expenditures will not vary from the expected amounts disclosed above.

        During 2005, the cash provided by our financing activities was €322,171,000. Such amount includes net borrowings of €378,832,000, including €500,000,000 of proceeds received from the issuance of the 7 3/4% Senior Note and €300,000,000 of proceeds received from the issuance of the 8 5/8% Senior Note, and cash paid for deferred financing costs of €50,668,000.

2004 Consolidated Cash Flow Statement.    During 2004, we used net cash provided by our financing activities of €439,771,000 and net cash provided by operating activities of €478,408,000 to fund an increase in our cash and cash equivalent balances of €9,541,000 (excluding a €3,898,000 increase due to changes in foreign exchange rates) and net cash used in our investing activities of €912,536,000.

        During 2004, the net cash used by our investing activities was €912,536,000. Such amount includes net cash paid for acquisitions of €524,967,000, capital expenditures of €314,171,000, and other less significant uses of cash. For additional information concerning our acquisitions during 2004, see note 5 to our consolidated financial statements.

Off Balance Sheet Arrangements and Aggregate Contractual Obligations

  Off Balance Sheet Arrangements

        In the ordinary course of business, we have provided indemnifications to (i) purchasers of certain of our assets, (ii) our lenders, (iii) our vendors, and (iv) other parties. In addition, we have provided performance and/or financial guarantees to local municipalities, our customers and vendors. Historically, these arrangements have not resulted in our company making any material payments and we do not believe that they will result in material payments in the future.

  Commitments and Contingencies

        For a description of our contingent liabilities related to certain legal proceedings, see note 14 to our consolidated financial statements.

        We operate in numerous countries in Europe and accordingly we are subject to, and pay annual income taxes under, the various income tax regimes in the countries in which we operate. The tax rules and regulations in many countries are highly complex and subject to interpretation. In the normal course of business, we may be subject to a review of our income tax filings by various taxing authorities. In connection with such reviews, disputes could arise with the taxing authorities over the interpretation or application of certain income tax rules related to our business in that tax jurisdiction. Such disputes may result in future tax and interest assessments by these taxing authorities. We have recorded an estimated liability in our consolidated tax provision for any such amount that we do not have a probable position of sustaining upon review of the taxing authorities. We adjust our estimates periodically because of ongoing examinations by and settlements with the various taxing authorities, as well as changes in tax laws, regulations, interpretations, and precedent. We believe that adequate accruals have been made for contingencies related to income taxes, and have classified these in long-term liabilities based upon our estimate of when the ultimate resolution of the contingent liability will occur. The ultimate resolution of the contingent liability will take place upon the earlier of (i) the settlement date with the applicable taxing authorities or (ii) the date when the tax authorities are statutorily prohibited from adjusting the company's tax computations. Any difference between the amount accrued and the ultimate settlement amount, if any, will be released to income or recorded as a reduction of goodwill depending upon whether the liability was initially recorded in purchase accounting.

        Video distribution, Internet, telephony and content businesses are regulated in each of the countries in which we operate. The scope of regulation varies from country to country, although in some significant respects regulation in European markets is harmonized under the regulatory structure of the European Union. Adverse regulatory developments could subject our businesses to a number of risks. Regulation could limit growth, revenue and the number and types of services offered. In addition, regulation may restrict our operations and subject them to further competitive pressure, including pricing restrictions, interconnect and other access obligations, and restrictions or controls on content, including content provided by third parties. Failure to comply with current or future regulation could expose our businesses to various penalties.

        In addition to the foregoing items, we have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In our opinion, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to our consolidated financial statements.

Contractual Commitments

        As of December 31, 2005, the Euro equivalents (based on December 31, 2005 exchange rates) of our consolidated contractual commitments, classified by their currency denomination, are as follows:

	Payments due during Year ended December 31,
	2006	2007	2008	2009	2010	Thereafter	Total
	amounts in thousands
Debt (excluding interest):	€3,672	€3,602	€3,262	€4,430	€6,497	€11,275,924	€11,297,387

Capital leases (excluding interest):	2,635	2,427	2,590	2,722	6,040	17,453	33,867
Operating leases:	53,789	48,610	34,202	23,307	16,255	77,714	253,877
Programming and other purchase commitments:	100,866	11,453	8,218	2,938	1,076	13,328	137,879
Other commitments:	117,462	12,359	5,051	3,787	3,731	8,561	150,951

	€278,424	€78,451	€53,323	€37,184	€33,599	€11,392,980	€11,873,961
Projected cash interest payment on debt and capital lease obligations*	€268,082	€267,853	€267,602	€267,318	€223,530	€450,507	€1,744,892

*
Based on interest rates and contractual maturities in effect as of December 31, 2005.

        Programming commitments consist of obligations associated with certain of our programming contracts that are enforceable and legally binding on us in that we have agreed to pay minimum fees, regardless of the actual number of subscribers to the programming services or whether we terminate cable service to a portion of our subscribers or dispose of a portion of our cable systems. Satellite commitments consist of obligations associated with satellite services provided to our company. Other purchase obligations include commitments to purchase customer premise equipment that are enforceable and legally binding on us.

        Other commitments consist of commitments to rebuild or upgrade cable systems and to extend the cable network to new developments, and perform network maintenance, and other fixed minimum contractual commitments associated with our agreements with franchise or municipal authorities. The amount and timing of the payments included in the table with respect to our rebuild, upgrade and network extension commitments are estimated based on the remaining capital required to bring the cable distribution system into compliance with the requirements of the applicable franchise agreement specifications.

        In addition to the commitments set forth in the table above, we have commitments under agreements with programming vendors, franchise authorities and municipalities, and other third parties pursuant to which we expect to make payments in future periods. Such amounts are not included in the above table because they are not fixed or determinable due to various factors.

3.    Management and Principal Shareholders

Management

        The managing director of UPC Holding B.V. is Liberty Global Europe Management B.V. (formerly UGC Europe Management BV.) which is an indirect wholly-owned subsidiary of UGC Europe Inc. (to be renamed Liberty Global Europe, Inc.). The address for the managing direct is Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands. The managing director is authorized to conduct the day to day business of the issuer and its subsidiaries within the governance of Liberty Global, Inc.. and it subsidiaries.

Principal shareholders

        UPC Holding B.V. is a wholly owned direct subsidiary of United Pan-Europe Communications N.V., a wholly owned direct subsidiary of UGC Europe, Inc. UGC Europe, Inc. is in turn wholly owned through a series of intermediate holding companies by Liberty Global, Inc.

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UPC Holding B.V. Notes to the Consolidated Financial Statements December 31, 2005